UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934
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HILTON WORLDWIDE HOLDINGS INC.
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2023 PROXY STATEMENT
for Annual Meeting of Stockholders

April 6, 2023
Dear Stockholders:

In 2022, our Hilton family of Team Members, owners and partners once again did their part to spread the light and warmth of hospitality around the world. As travel came roaring back, our more than 400,000 Team Members and individuals employed at our franchised properties welcomed nearly 200 million guests into our hotels.
As a business of people serving people, we focus on creating reliable and friendly stay experiences. To deliver on that promise to our customers, in 2022 we expanded digital and customer-centric solutions, continued to demonstrate why our loyalty program is the fastest-growing in the industry and forged new strategic partnerships:
•Our guests embraced Hilton’s award-winning Hilton Honors app, Digital Key and Digital Check-in, and were able to seamlessly book Confirmed Connecting Rooms – an industry first that solved a long-running frustration for guests.
•Our loyal Hilton Honors members continued to enjoy automatic, complimentary room upgrades. In 2022 alone, more than 1.3 million Gold and Diamond members were awarded automatic upgrades ahead of check-in and we grew the Honors program to more than 150 million members.
•We partnered with leading brands to elevate the guest experience and address evolving traveler needs – from expanding our pet-friendly offerings alongside Mars Petcare, to bringing Peloton bikes to our U.S hotels.
We also continue to make exciting progress in growing our global footprint, delivering on our ambition to serve any guest, for any travel need they may have, anywhere in the world. In 2022, we opened nearly a hotel a day, including our 7,000th hotel worldwide.
Hilton’s proven growth strategy and network effect continues to deliver results that strengthen the Company’s position for the future. As one of the world’s largest hospitality companies, we know that Hilton has a responsibility to protect the planet and support the communities we serve. In 2022, we updated our carbon intensity reduction targets to align with the latest climate science and launched new social impact targets. And we received recognition on both the World and North America Dow Jones Sustainability Indices for the sixth consecutive year.
Our hotels are part of the fabric of our communities, and we continued to invest in the resiliency of our communities through local partnerships and the Hilton Global Foundation. We focus on creating a culture that helps our Team Members thrive. We maintained our standing as a leading employer, recognized once again by Fortune and Great Place to Work as the #1 Great Place to Work for Women in the U.S. and #2 on the list of the World’s Best Workplaces, and we were honored to be inducted into DiversityInc's Hall of Fame for the Top Companies for Diversity.
As we look to 2023 and beyond, we believe Hilton is well-positioned to continue driving success in this new Golden Age of Travel. From all of us at Hilton, we look forward to welcoming you into our hotels in the year ahead.
You can find more information in our proxy statement and annual report. We also invite you to attend our Annual Meeting of Stockholders on May 18, 2023 at 9:00 a.m. EDT. Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting.
Thank you for your continued support and investment in Hilton.
Sincerely,

Jonathan D. Gray	Christopher J. Nassetta
Chairman of the Board of Directors	President and Chief Executive Officer

HILTON WORLDWIDE HOLDINGS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m., Eastern time, on May 18, 2023

PLACE	Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, VA 22102

ITEMS OF BUSINESS	1.	To elect the director nominees listed in the proxy statement.
	2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.
	3.	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.
	4.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 24, 2023.

VOTING BY PROXY
To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the following page, in the Questions and Answers section beginning on page 55 of the proxy statement and on the proxy card.

By Order of the Board of Directors,

Kristin A. Campbell
Executive Vice President, General Counsel and Secretary

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 6, 2023.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 18, 2023: This proxy statement and our annual report are available free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
VOTING INFORMATION
If at the close of business on March 24, 2023 you were a stockholder of record, you may vote your shares by proxy in advance of the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) through the Internet, by telephone or by mail. Alternatively, you may vote in person at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. To reduce our administrative costs and help the environment by conserving natural resources, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described in the “Questions and Answers” section beginning on page 55 of the proxy statement.
If you are a stockholder and are voting by proxy by Internet or by telephone prior to the Annual Meeting, your vote must be received by 11:59 p.m., Eastern time, on May 17, 2023 to be counted.
To vote by proxy prior to the Annual Meeting:
BY INTERNET
•Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.
•You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card to vote online.
BY TELEPHONE
•From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.
•You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.
BY MAIL
•If you did not receive a printed copy of the proxy materials, request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.
•When you receive the proxy card, mark your selections on the proxy card.
•Date and sign your name exactly as it appears on your proxy card.
•Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

HILTON WORLDWIDE HOLDINGS INC.
7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102
Telephone: (703) 883-1000
PROXY STATEMENT
Annual Meeting of Stockholders
May 18, 2023
PROXY SUMMARY
2022 COMPANY PERFORMANCE HIGHLIGHTS
PERFORMANCE ON OUR KEY STRATEGIC PRIORITIES

LEAD WITH OUR CULTURE
	#2 World's Best Workplace, #1 Best Workplace for Women in the U.S. and #2 Best Company to Work For in the U.S. – highest ranked hospitality company	Inducted into DiversityInc’s Hall of Fame – for the Top Companies for Diversity – and #1 Top Company for Environmental, Social and Governance	Continued to drive progress on our 2027 diversity and inclusion commitments	Named to the Dow Jones Sustainability Indices ("DJSI") as a global sustainability leader for the 6th year in a row, scoring in the 100th percentile for our industry

WIN WITH OUR CUSTOMERS
	Gained 24M new Hilton Honors members, bringing total membership to 152M, a 19% year-over-year (“YOY”) increase	Launched our new marketing platform, “Hilton. For the Stay”	Launched a new program to help make electric vehicle ("EV") chargers available at 1,600+ hotels	Developed partnerships with companies such as Peloton and Voyager Space to create innovative experiences and features

ENHANCE OUR NETWORK EFFECT
	Opened 90th Tapestry, 600th Hilton and 2,800th Hampton	Continued luxury brand growth, with 11 openings and 17 approvals	Opened 200th hotel in Caribbean and Latin America and 600th in Asia Pacific ("APAC")	Developed Spark by Hilton, a premium economy hotel brand at the intersection of value and consistency

MAXIMIZE OUR PERFORMANCE
	5-year Total Stockholder Return ("TSR") was 61%, delivering $12B+ of value creation to stockholders(1)	Resumed share repurchases and dividend payments with total capital return of $1.7B+	Increased and extended our revolving credit facility borrowing capacity to $2B, maturing in 2028	Increased Adjusted EBITDA margin 310 basis pts. YOY to 68.9%(2)
FINANCIAL & DEVELOPMENT PERFORMANCE

$1,257M Net Income $2,599M Adjusted EBITDA(2) (123% of Adjusted EBITDA target)	+42.5% RevPAR growth YOY(3)	$4.53 Diluted EPS(2) $4.89 Adjusted Diluted EPS(2)

416,000+ Pipeline Rooms	355 New Hotels To surpass 7,100 properties and 1.1M rooms across 123 countries and territories	+4.7% Net Unit Growth YOY or 48,000+ net rooms

(1)Based on 5-year TSR measured from December 31, 2017 to December 31, 2022; assumes reinvestment of dividends.
(2)Refer to Annex A for additional information, including the applicable definitions, and reconciliations of Adjusted EBITDA margin, Adjusted EBITDA and Adjusted Diluted EPS to financial measures derived in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”).
(3)RevPAR, or Revenue Per Available Room, represents hotel room revenue divided by room nights available to guests for a given period and is presented on a comparable and currency neutral basis as of December 31, 2022. Refer to "Part II—Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business and Financial Metrics Used by Management" of our Annual Report on our Form 10-K for the fiscal year ended December 31, 2022.

Hilton	PROXY STATEMENT	1

PROXY SUMMARY
EXECUTIVE COMPENSATION
For 2022, the Compensation Committee maintained our historic compensation program, given the results of our 2022 Say-on-Pay vote and broad support by the majority of stockholders. We value the perspective of our stockholders and engaged with stockholders representing nearly 30% of our outstanding common stock.
A significant portion of the compensation program for our Named Executive Officers (“NEOs”) is performance-based and at-risk, as illustrated below. The majority of target compensation is delivered in the form of equity that vests over multiple years, including 50% of our LTI comprising performance share units ("PSUs") that vest at the end of a three-year period based on defined growth targets. For our CEO, 85% of total target compensation is delivered in equity.

2022 CEO Target Compensation	2022 Other NEO Target Compensation (Average)

ENVIRONMENTAL, SOCIAL AND GOVERNANCE HIGHLIGHTS
Hilton is committed to driving responsible travel and tourism globally and furthering positive environmental and social impact across our operations and communities through our Environmental, Social and Governance (“ESG”) strategy, Travel with Purpose. Our efforts are further described in our 2022 ESG Report (see our ESG website at esg.hilton.com), aligned with best practice standards and frameworks. In 2022, we refreshed our ESG strategic framework to focus and communicate our ESG strategy. As part of this update to our Travel with Purpose 2030 Goals ("2030 Goals"), we launched more ambitious environmental targets and new social impact goals, including (i) updated emissions reduction targets to cut carbon emissions intensity of our managed hotel portfolio by 75% and of our franchised hotel portfolio by 56%, (ii) to provide 5 million learning and career growth opportunities and (iii) to meaningfully impact 20 million community members.
ENVIRONMENTAL AND SOCIAL
We continued to make progress on our commitments and some key highlights from 2022 include:
•Revalidated our near-term targets (1.5°C by 2030) with the Science-Based Targets initiative ("SBTi"), as climate science has evolved
•Launched the Hilton UK Foundation to support Hilton's mission to support a sustainable future in the United Kingdom ("U.K.")
•Awarded more than $2 million in Hilton Global Foundation grants to organizations supporting destination stewardship, climate action, career development and community resilience
•Supported more than 1,400 individuals through the Hilton Team Member Assistance Fund ("TMAF") to assist Team Members(1) and their families, as well as individuals working at managed and franchised hotels who are not employed by Hilton, when impacted by disaster and extreme hardship. We also enhanced our Go Hilton Team Member Travel program to include $1 per room night to support the TMAF and Hilton Global Foundation
•Continued to drive progress towards our gender and ethnic diversity commitments
•Expanded our wellness platform to launch our new Thrive at Hilton "Care for All" benefits to support Team Members who are caregivers, building on our mental wellness platform that was launched in 2021

(1)Unless otherwise indicated, references to "Team Members" include the people we employ at our corporate offices and our owned, leased and managed hotels. It does not include people who work on-property at independently owned and operated franchise hotels.

2	PROXY STATEMENT	Hilton

PROXY SUMMARY
GOVERNANCE
Our commitment to strong governance practices that continued throughout 2022 is illustrated by the following:
•Commitment to a diverse director candidate pool
•Board-level oversight of ESG matters
•Annual election of directors
•Lead independent director
•Single class of voting stock
•Majority voting standard for directors in uncontested elections
•Proxy access by-law
•No stockholder rights plan; and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, we would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year
Board Diversity

Our policies require that candidate pools for the Board of Directors and CEO include gender and ethnic diversity

(1)Reflects the gender and ethnic diversity of our non-employee directors; including the CEO, these figures are 44% gender diversity and 22% ethnic diversity.
VOTING ROADMAP
Our Board’s Recommendation

Proposal No. 1: Election of All Director Nominees	FOR
Our Board of Directors believes that all of the director nominees listed in this proxy statement have the requisite qualifications to provide effective oversight of the Company’s business and management.
Pg. 4

Proposal No. 2: Ratification of the Appointment of Ernst & Young LLP as independent registered public accounting firm	FOR
Our Audit Committee and Board of Directors believe that the retention of Ernst & Young LLP as the Company's independent registered public accounting firm for 2023 is in the best interest of the Company and its stockholders.
Pg. 21

Proposal No. 3: Advisory Vote on Executive Compensation	FOR
We are seeking a non-binding, advisory vote to approve, and our Board of Directors recommends the approval of, the 2022 compensation paid to our named executive officers, which is described in the section of this proxy statement entitled “Executive Compensation.”
Pg. 23

Hilton	PROXY STATEMENT	3

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Our Board of Directors (the “Board” or “Board of Directors”) has considered and nominated the following nominees for a one-year term expiring at the 2024 Annual Meeting of Stockholders or until their successor is duly elected and qualified: Christopher J. Nassetta; Jonathan D. Gray; Charlene T. Begley; Chris Carr; Melanie L. Healey; Raymond E. Mabus, Jr.; Judith A. McHale; Elizabeth A. Smith and Douglas M. Steenland. Action will be taken at the Annual Meeting for the election of these nominees.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this proxy statement, as filed with the Securities and Exchange Commission (“SEC”), intend to vote the proxies held by them for the election of the director nominees. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting, such proxies may be voted by the proxyholders in accordance with the recommendation of the Board. Except where the context requires otherwise, references to the “Company,” “Hilton,” “we,” “us” and “our” refer to Hilton Worldwide Holdings Inc.
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2023
The following information describes the offices held, other business directorships and the term of each director nominee as of February 28, 2023. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” on page 54.

Christopher J. Nassetta

Christopher J. Nassetta, 60, joined Hilton as President and Chief Executive Officer in December 2007 and has served as a director of Hilton since that time. Previously, he was President and Chief Executive Officer of Host Hotels and Resorts, Inc., a position he held from May 2000 until October 2007. He joined Host in 1995 as Executive Vice President and was elected Chief Operating Officer in 1997. Before joining Host, Mr. Nassetta co-founded Bailey Capital Corporation, a real estate investment and advisory firm, in 1991. Prior to this, he spent seven years at The Oliver Carr Company, a commercial real estate company, where he ultimately served as Chief Development Officer. Mr. Nassetta is an Advisory Board member for the McIntire School of Commerce at the University of Virginia. He is also a member of the board of directors, nominating and corporate governance committee and compensation committee of CoStar Group, Inc. He is Chair of the U.S. Travel Association, a member and a past Chairman of The Real Estate Roundtable, former Chairman and Executive Committee member of the World Travel & Tourism Council, a member of the Economic Club of Washington, a member of Federal City Council, and has served in various positions at the Arlington Free Clinic. Mr. Nassetta graduated from the McIntire School of Commerce at the University of Virginia with a degree in Finance.
Qualifications, Attributes, Skills and Experience: extensive experience as an executive in the hospitality industry, extensive financial background and experience with real estate investments; his role as our President and Chief Executive Officer brings management perspective to board deliberations and provides valuable information about the status of our day-to-day operations.

Jonathan D. Gray

Jonathan D. Gray, 53, is Chairman of our Board and has served as a director of Hilton since 2007. Mr. Gray is President and Chief Operating Officer of Blackstone Inc. (“Blackstone”), and has served as a member of the board of directors of Blackstone since February 2012. He previously served as global head of real estate for Blackstone from January 2012 through February 2018. He also sits on Blackstone’s management committee. Mr. Gray served as a senior managing director and co-head of real estate from January 2005 to December 2011. Mr. Gray received a B.S. in Economics from the Wharton School, as well as a B.A. in English from the College of Arts and Sciences at the University of Pennsylvania, where he graduated magna cum laude and was elected to Phi Beta Kappa. He is a member of the board of directors of Corebridge Financial. He also serves on the board of Harlem Village Academies. He previously served as a board member of Nevada Property 1 LLC (The Cosmopolitan of Las Vegas), Invitation Homes Inc., Brixmor Property Group and La Quinta Holdings Inc. Mr. Gray and his wife, Mindy, have established the Basser Research Center at the University of Pennsylvania School of Medicine, which focuses on the prevention and treatment of certain genetically caused breast and ovarian cancers. They also established NYC Kids RISE in partnership with the City of New York to accelerate college savings for low-income children.
Qualifications, Attributes, Skills and Experience: substantial experience with real estate investing and extensive financial background, including in-depth knowledge of the real estate and hospitality industries.

4	PROXY STATEMENT	Hilton

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Charlene T. Begley

Charlene T. Begley, 56, has served as a director of Hilton since 2017. Ms. Begley served in various capacities at General Electric Company from 1988 through 2013. Most recently, she served in a dual role as Senior Vice President and Chief Information Officer, as well as the President and Chief Executive Officer of GE’s Home and Business Solutions business from January 2010 through December 2012. Ms. Begley served as President and Chief Executive Officer of GE Enterprise Solutions from August 2007 through December 2009. During her career at GE, she served as President and Chief Executive Officer of GE Plastics and GE Transportation, led GE’s Corporate Audit staff and served as the Chief Financial Officer for GE Transportation and GE Plastics Europe and India. Ms. Begley currently serves as a director and member of the audit and risk committee and chair of the nominating & ESG committee of Nasdaq, Inc. and a director and chair of the audit committee of SentinelOne, Inc., and previously served as a director and member of the audit and nominating committees of Red Hat, Inc. Ms. Begley also previously served as a director and member of the audit and nominating committees of WPP plc.
Qualifications, Attributes, Skills and Experience: extensive business and management expertise, including leading divisions of a global enterprise, significant experience in technology, finance and information security, and service as a director of several public companies.

Chris Carr

Chris Carr, 59, has served as a director of Hilton since 2020. Mr. Carr was the Chief Operating Officer of Sweetgreen, Inc. from 2020 to 2022. From 2006 to 2019, he served in a variety of retail and supply chain senior executive roles at Starbucks, most recently as the Executive Vice President ("EVP"), Chief Procurement Officer, where he was responsible for enhancing the enterprise-wide, global strategic sourcing and supplier relationship capabilities. Mr. Carr served as Starbucks’ EVP, Americas Licensed Stores, where he was responsible for the strategic planning, operations, market planning and sales for 6,500 licensed retail stores. He also led their U.S. business as the EVP, U.S. Retail Stores, where he was accountable for the brand and customer experience at approximately 13,000 U.S. company-operated and licensed retail stores. Prior to Starbucks, Mr. Carr spent 18 years with ExxonMobil developing, leading and implementing retail operational strategies for its Global Fuels Marketing downstream businesses. Mr. Carr holds a B.S. in Business Administration from the University of San Diego, and an M.B.A. from the New York Institute of Technology. He serves on the board of directors for Recreational Equipment Inc. ("REI") and he is on the board of trustees for Howard University and the University of San Diego.
Qualifications, Attributes, Skills and Experience: extensive business and management expertise, including leadership roles in a global enterprise, significant experience in strategy, brands, consumer marketing and international operations.

Melanie L. Healey

Melanie L. Healey, 61, has served as a director of Hilton since 2017. Ms. Healey served as Group President of The Procter & Gamble Company ("Procter & Gamble") from 2007 to 2015. During her tenure at Procter & Gamble, one of the leading providers of branded consumer packaged goods, Ms. Healey held several leadership roles, including Group President and advisor to the Chairman and CEO, Group President, North America and Group President, Global Health, Feminine and Adult Care Sector. Ms. Healey has more than 30 years of strategic, branding and operating experience from leading consumer goods companies including Procter & Gamble, Johnson & Johnson and S.C. Johnson & Sons. Ms. Healey serves as a director of PPG Industries, Inc., Verizon Communications Inc. and Target Corporation, which has announced that she will not stand for re-election at Target's 2023 annual meeting of shareholders. She will continue to serve as a director of Target until her current term expires at Target's 2023 annual meeting of shareholders, which is expected to occur in June 2023. Ms. Healey also has been named as a director nominee of Kenvue Inc. and is expected to serve as a director of Kenvue upon completion of its initial public offering.
Qualifications, Attributes, Skills and Experience: extensive business and management experience, including leadership roles in a global enterprise, significant experience in strategy, brands, consumer marketing and international operations and service as a director of several public companies.

Hilton	PROXY STATEMENT	5

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Raymond E. Mabus, Jr.

Raymond E. Mabus, Jr., 74, has served as a director of Hilton since 2017 and brings significant public sector experience to the Hilton board, having served as the 75th United States Secretary of the Navy from 2009 to 2017. He was the United States Ambassador to the Kingdom of Saudi Arabia from 1994 to 1996, the 60th Governor of Mississippi from 1988 to 1992 and Auditor of the State of Mississippi from 1984 to 1988. He is currently CEO of The Mabus Group, a consulting company, and vice chair of InStride, a public benefit company. He is on the board of World Central Kitchen and the Environmental Defense Fund. He previously served as a director of Dana Incorporated and chair of Kadem Sustainable Impact Corp. and as Chairman and Chief Executive Officer of Foamex International.
Qualifications, Attributes, Skills and Experience: extensive international experience, including as U.S. ambassador to the Kingdom of Saudi Arabia, public policy and government relations experience, including as U.S. Secretary of the Navy and Governor of the State of Mississippi, and public company executive and board experience.

Judith A. McHale

Judith A. McHale, 76, has served as a director of Hilton since 2013. Ms. McHale has served as President and Chief Executive Officer of Cane Investments, LLC since August 2011. From May 2009 to July 2011, Ms. McHale served as Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State. From 2006 to March 2009, Ms. McHale served as a Managing Partner in the formation of GEF/ Africa Growth Fund. Prior to that, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications. Ms. McHale currently serves on the board of directors of Paramount Global and previously served on the board of directors of Ralph Lauren Corporation and Sea World Entertainment, Inc. Ms. McHale graduated from the University of Nottingham in England and Fordham University School of Law.
Qualifications, Attributes, Skills and Experience: extensive business and management expertise, including experience as a chief executive officer and director of several public companies, as well as prior service as a high-ranking official in the U.S. Department of State.

Elizabeth A. Smith

Elizabeth A. Smith, 59, has served as a director of Hilton since 2013. Ms. Smith has been a member of the board of directors of Bloomin’ Brands, Inc. since November 2009 and previously served as its Executive Chairman of the Board from April 2019 to February 2020, its Chairman of the Board from January 2012 to April 2019, and its Chief Executive Officer from November 2009 to April 2019. From September 2007 to October 2009, Ms. Smith was President of Avon Products, Inc., a global beauty products company, and was responsible for its worldwide product-to-market processes, infrastructure and systems, including Global Brand Marketing, Global Sales, Global Supply Chain and Global Information Technology. In January 2005, Ms. Smith joined Avon Products, Inc. as President, Global Brand, and was given the additional role of leading Avon North America in August 2005. From September 1990 to November 2004, Ms. Smith worked in various capacities at Kraft Foods Inc. Ms. Smith currently serves on the board of directors of Brown-Forman Corporation and the U.S. Fund for UNICEF. Ms. Smith previously served as chair of the Atlanta Federal Reserve Board, as a member of the board of directors and audit committee of Staples, Inc. and as a member of the board of directors of The Gap, Inc. Ms. Smith holds a bachelor’s degree, and a member of Phi Beta Kappa, from the University of Virginia and an M.B.A. from the Stanford Graduate School of Business.
Qualifications, Attributes, Skills and Experience: experience in strategy, brands, marketing and sales, as well as corporate finance and financial reporting developed in her executive level roles where her responsibilities have included direct financial oversight of multinational companies with multiple business units.

6	PROXY STATEMENT	Hilton

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Douglas M. Steenland

Douglas M. Steenland, 71, has served as a director of Hilton since 2009. Mr. Steenland worked for Northwest Airlines Corporation from September 1991 to October 2008, serving as Chief Executive Officer from April 2004 to October 2008 and as President from February 2001 to April 2004. During his tenure at Northwest Airlines, he also served as Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to his time at Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is a member of the board of directors of American Airlines Group Inc. and also serves on the board of the London Stock Exchange Group. He is currently a member of the board of directors of American International Group, Inc. but will not stand for re-election at its 2023 annual meeting of shareholders. Mr. Steenland previously served as a director of Performance Food Group Company, Travelport Worldwide Limited, Digital River, Inc. and Chrysler Group LLC. Mr. Steenland received a B.A. from Calvin College and is a graduate of The George Washington University Law School.
Qualifications, Attributes, Skills and Experience: experience in managing large, complex, international institutions generally and experience as a member of global public company boards and an executive in the travel and hospitality industries in particular.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Hilton	PROXY STATEMENT	7

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
BOARD SKILLS AND DEMOGRAPHICS MATRIX
The Nominating and ESG Committee and the full Board believe that the Board members should possess a complementary mix of diverse skills, attributes and experiences to serve the Company and its stockholders. The matrix below highlights the specific experience, qualifications, attributes and skills for each director that the Board considers important in determining whether each nominee should serve on the Board in light of the Company’s business and strategy. The absence of a mark for a particular skill does not mean that director does not possess that particular skill or qualification or is unable to contribute to the decision-making process in that area. The demographic information presented below is based on voluntary self-identification by each nominee.

Experience / Qualification / Skill	Begley	Carr	Gray	Healey	Mabus	McHale	Nassetta	Smith	Steenland
Hospitality / Travel Industry experience represents our core business			X				X		X
Accounting / CFO / Auditing experience enables understanding of our financial reporting and internal controls	X						X	X	X
Risk / Crisis Management experience reflects the ability to respond to the inevitable challenges that come with operating a dynamic global business	X		X	X	X		X	X	X
Capital Markets / Financing experience is important to maintaining a healthy balance sheet no matter the economic environment			X				X	X	X
Brands / Marketing experience supports the growth of our business around the world		X		X		X	X	X
International experience supports our scope and plans for future development as well as the challenges of operating a global enterprise	X	X	X	X	X	X	X	X	X
Technology / Cybersecurity experience supports our innovation as we strive to serve our guests in new and convenient ways	X				X
Senior Executive Leadership experience running large organizations provides practical expertise and understanding of corporate strategy, financial oversight, risk management and talent management	X	X	X	X	X	X	X	X	X
ESG insight will be critical to the future success of Hilton as we seek to do well by doing good		X			X		X	X
Government / Public Policy experience provides important perspective as Hilton navigates a challenging political and increasingly regulated global environment					X	X
Public Company Board experience provides an understanding of corporate governance, stockholder relations and board oversight of management	X	X	X	X	X	X	X	X	X
Legal experience provides appropriate perspective on evaluating risk, regulations and obligations						X			X
Demographics
African American or Black		X
Alaskan Native or Native American
Asian
Hispanic or Latinx				X
Native Hawaiian or Pacific Islander
White	X		X	X	X	X	X	X	X
Two or More Races or Ethnicities
Member of LGBTQ+ Community
Gender
Female	X			X		X		X
Male		X	X		X		X		X
Non-Binary
Years on Hilton Board	6	3	15	5	5	9	15	9	13

8	PROXY STATEMENT	Hilton

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
Hilton strives to create long-term value for all of our stakeholders through: (i) our resilient business model; (ii) our ESG efforts to support the long-term viability of our business; and (iii) our more than 100-year history of filling the earth with the light and warmth of hospitality and making the world a better place through travel and connection. As one of the world’s largest hospitality companies, we recognize Hilton has a responsibility to protect the planet and support the communities we serve to ensure our hotel destinations remain vibrant and resilient for generations of travelers to come.
ESG HIGHLIGHTS

OUR ESG STRATEGY

Travel with Purpose is our ESG strategy to drive responsible travel and tourism globally and advance positive environmental and social impact across our operations and communities. We continue to make progress in our ESG commitments and, in 2022, refreshed our ESG strategic framework to focus and communicate our ESG strategy across all three ESG pillars: (i) environmental — aiming toward a net zero future with well-defined targets for watts (carbon and energy), water and waste; (ii) social — creating an engine of opportunity by supporting and advancing careers, communities and responsible conduct; and (iii) governance — advancing and measuring our goals with a focus on integrity and transparency and leveraging our public affairs and advocacy work, our partnerships and our policies and reporting.
As part of the 2022 update to our ESG strategic framework, we launched more ambitious environmental targets and new social impact goals, including updated emissions reduction targets. Our 2030 Goals align with the global Sustainable Development Goals ("SDGs") adopted by the United Nations in 2015 and are guided by our evaluation of the social and environmental issues that are critical to our business and our long-term success. For more information, see our ESG website (esg.hilton.com).

OUR ENVIRONMENTAL IMPACT: WATTS, WATER, WASTE

As climate science has continued to evolve, we reevaluated our environmental 2030 Goals and set more ambitious targets in 2022. Hilton was the first major hospitality company to set science-based targets that were validated by the SBTi and to obtain revalidation by SBTi. In June 2022, SBTi validated our near-term targets (1.5°C by 2030), which are in alignment with our updated environmental 2030 Goals to cut emissions intensity of our managed hotel portfolio by 75% and of our franchised hotel portfolio by 56%, with 2008 as our baseline. We continue to work toward our 2030 Goal of reducing water and landfilled waste intensity at the hotels we operate, including those that are owned, leased and managed, by 50%, with 2008 as our baseline.
We primarily generate carbon emissions from the operation of our hotels. As illustrated by the reductions below, we are making steady progress to achieve our updated 2030 Goals.

Reductions in Environmental Impact Since 2008(1)(2)

Reduction in carbon dioxide emissions per square meter: 47%	Reduction in water consumption per square meter: 33%	Reduction in landfilled waste per square meter: 65%	Reduction in energy consumption per square meter: 36%

2022 Environmental Highlights

1/3rd of the hotels we operated in Europe, Middle East and Africa ("EMEA"), as well as Watford and Glasgow corporate offices, were supplied with 100% renewable energy	5,500+ hotels partnered with organizations to recycle and donate soap and other unused supplies	Piloted food donation programs and analytical software to help reduce food waste and associated costs at many of our managed hotels in the U.S. and EMEA	Invested in Fifth Wall Climate Technology Funds to accelerate the adoption of innovative ESG technologies	Reduced single use plastics by offering Digital Keys at more than 80% of our hotels and requiring 100% of our hotels to adopt bulk amenities by 2023	Launched Meeting Impact Calculator and Meet with Purpose Checklist to help reduce the carbon footprint of meetings and events

(1)Reflects data as of December 31, 2022 that has been reviewed by an independent third party.
(2)Reflects performance across Hilton's owned, leased and managed properties, which totaled approximately 28.4 million square meters as of December 31, 2022.

Hilton	PROXY STATEMENT	9

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")

OUR SOCIAL IMPACT: CAREERS, COMMUNITIES, CONDUCT

Human Capital Management ("HCM")
We have built and continue to cultivate a strong employee-centered culture that creates connectivity and trust among all Team Members. Under the umbrella of our Thrive at Hilton Team Member value proposition, our goal is to enable Team Members to grow and flourish in both their professional and personal lives. To that end, we continued to make strategic investments for our Team Members in 2022, including:
•Continuing to drive progress towards our 2027 global gender and U.S. ethnic representation commitments, resulting in 40% women (increasing 3% pts. vs. 2020) and 19% ethnic diversity (increasing 2% pts. vs. 2020) at our corporate leadership levels, as disclosed on our diversity website (jobs.hilton.com/diversity). Hilton is committed to achieving global gender parity and 25% U.S. ethnic representation at our corporate leadership levels by the end of 2027. We hold our leaders accountable through our organizational strength objectives, which are tied to their compensation, to measure their performance against our representation goals. To achieve our vision of Diversity, Equity and Inclusion ("DE&I"), we have set ambitious commitments, built accountability mechanisms into our business, established strong partnerships and developed targeted training, hiring and work culture development programs to cultivate diverse talent.
•Evolving our programs based on Team Member feedback to best support their changing needs. For example, we expanded our wellness program to launch a new global “Care for All” platform to support Team Members who are caregivers and offered a new caregiving concierge service, Wellthy, for eligible Team Members in the U.S., U.K. and Ireland, which supported approximately 600 Team Members. We also enhanced our Go Hilton Team Member Travel program, which offers significantly discounted hotel rates, so that our Team Members' spouses and partners can also enjoy this benefit and to include $1 per room night to support the TMAF and Hilton Global Foundation.
•Accelerated training, development and growth for our Team Members. We created over 670,000 learning and growth opportunities, making progress towards our 2030 Goal of 5 million, and increased the number of roles filled through internal Team Member mobility. We expanded our mentoring efforts, enhanced our leadership development programs with nearly 4,600 participants and rolled out the Guild Education platform to provide our U.S. Team Members with debt-free, continuing education opportunities including over 70 programs. Rather than a one-size-fits-all approach, we create custom-curated experiences so that Team Members can learn, develop, lead and thrive at Hilton by following a training and career path best suited to their goals and aspirations.

2022 HCM Highlights

Launched a new Thrive at Hilton "Care for All" platform worldwide and Wellthy, a caregiving concierge service in the U.S., U.K. and Ireland, building on our mental wellness platform launched in 2021	Extended our Go Hilton Team Member Travel program to Team Members' spouses and partners	Expanded our ESPP outside the U.S. so that more Team Members can purchase Hilton stock at a 15% discount	Continued Courageous Conversations learning sessions with DE&I thought leaders reaching 13k+ Team Members to date	Created 670k+ learning and career growth opportunities via our programs such as Guild Education, Hilton University and Lead@Hilton	Increased Team Member Resource Group membership by 29% YOY, helping to bring together Team Members with shared background or interests

2022 Community Highlights

Provided hotel room accommodations to 42,000+ refugees impacted by the Ukraine refugee crisis	Reported nearly 345,000 volunteer hours from our global Team Member community	Distributed $2+ million in Hilton Global Foundation grants	Supported 1,400+ individuals through our TMAF	Hired 550+ refugees and announced commitment to hire 1,500 refugees by 2025 in the U.S., in partnership with the Tent Coalition for Refugees	Engaged with 2,400+ Supplier Diversity Program Partners

10	PROXY STATEMENT	Hilton

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")

OUR GOVERNANCE: PUBLIC AFFAIRS, PARTNERSHIPS, POLICIES & REPORTING

ESG GOVERNANCE STRUCTURE

•Works with the business to set Hilton's strategic direction •Ensures the business is managed ethically and responsibly	•Oversees Hilton's ESG performance, including reviewing the Company's ESG strategy on an annual and as-needed basis
•Reviews and assesses the Company's ESG strategy, practices and policies, and makes recommendations to the Board as appropriate
•Executive Committee ("EC") approves major ESG programs and monitors progress towards 2030 Goals •CEO is accountable for ESG-related issues and decisions	•Head of ESG oversees Hilton's ESG strategy and reporting efforts, is a member of the EC and reports directly to the CEO
•Establishes and oversees implementation of ESG and Hilton Global Foundation strategies, and serves as subject matter experts on integration of ESG into overall business objectives	•Continually assesses and reports progress against 2030 Goals
Hilton integrates Travel with Purpose into our business using multiple governance mechanisms including:
•Policies, standards and requirements •EC pay is tied to ESG performance goals •Cross-functional working groups	•Committees, advisory boards and networks •Trainings, webinars and other presentations
Our ESG efforts are supported by a robust governance structure, designed to ensure our ESG objectives are an important part of our business and strategic priorities as we work towards our 2030 Goals. Our head of ESG reports directly to our Chief Executive Officer, and our EC receives at least quarterly updates on our ESG programs and progress towards our 2030 Goals. The Nominating & ESG Committee, one of the three standing committees of Hilton's Board of Directors, receives quarterly reports on progress toward our 2030 Goals, reviews and assesses our ESG strategy and makes recommendations to the Board and management as appropriate. The Board of Directors also receives annual updates on progress towards our 2030 Goals.

RECOGNITION FOR OUR AWARD-WINNING ESG PROGRAMS

#2 World's Best Workplace #1 Best Workplace for Women in the U.S. and #2 Best Company to Work For in the U.S. – highest ranked hospitality company	Inducted into DiversityInc’s Hall of Fame – for the Top Companies for Diversity – and #1 Top Company for ESG	Named to the DJSI as a global sustainability leader for the 6th year in a row, Top 5% Standard and Poor's Global ESG Score and scoring in the 100th percentile for our industry	Earned a Gold Medal rating from EcoVadis, among the top 5% of the 100,000+ companies analyzed	Named Trendsetter in the CPA-Zicklin Index of Corporate Political Disclosure and Accountability

Our efforts are further described in our 2022 ESG Report, which can be found on the Our Reporting page of our ESG website (esg.hilton.com), prepared in accordance with the Global Reporting Initiative ("GRI") Standards, integrating the standards and recommendations of the Sustainability Accounting Standards Board ("SASB") and the Taskforce on Climate-related Financial Disclosures ("TCFD"). Also, see "Part I—Item 1. Business—Environmental, Social and Governance" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
BOARD MATTERS, DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS
Our Board oversees the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee; the Compensation Committee; and the Nominating & ESG Committee. Our Board has a majority of independent directors, and all of our Board’s committees are fully independent.
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. In addition to the governance highlights noted above, other features of our corporate governance include:
•Regular executive sessions of independent directors;
•Regular and robust Board and committee evaluations led by our lead independent director;
•Active Board engagement in succession planning for executives and directors;

Hilton	PROXY STATEMENT	11

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")
•No stockholder rights plan; and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, we would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and
•A range of other corporate governance best practices, including limits on the number of directorships held by our directors to prevent “overboarding,” stock ownership guidelines for our executives and directors, a robust director education program, rotation of committee members, a commitment to Board refreshment and diversity and an extensive director nominee selection process.
Under our Corporate Governance Guidelines and rules of the New York Stock Exchange (“NYSE”), a director is not independent unless the Board affirmatively determines that they do not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to their independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether that relationship is material.
Our Board affirmatively determined that each of Ms. Begley, Mr. Carr, Ms. Healey, Mr. Mabus, Ms. McHale, Ms. Smith and Mr. Steenland is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Ms. Begley, Mr. Mabus and Mr. Steenland is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).
BOARD STRUCTURE
Our Board of Directors is led by Mr. Steenland, our lead independent director, and Mr. Gray, our Non-Executive Chair. The CEO position is separate from the Chair position. Although we believe that the separation of the Chair and CEO positions is appropriate corporate governance for us at this time, our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether and when the Chair and CEO positions should be separate or combined to provide the appropriate leadership. Responsibilities of our lead independent director include:
•Serving as a liaison between the CEO and independent and non-employee directors;
•Advising as to the scope and production of Board materials;
•Managing our Board’s self-evaluation process;
•Providing input on meeting agendas;
•Chairing executive sessions of independent directors;
•Monitoring communications between stockholders and our Board; and
•Consulting on corporate governance matters.
Our Board appointed a new Nominating & ESG Committee Chair in November 2017 and new Audit and Compensation Committee Chairs in 2018 as part of a practice to refresh committee leadership from time to time.
BOARD COMMITTEES AND MEETINGS
The following table summarizes the current membership of each of the Board’s standing committees.

Name	Audit Committee	Compensation Committee	Nominating & ESG Committee
Christopher J. Nassetta
Jonathan D. Gray
Charlene T. Begley	Chair		X
Chris Carr			X
Melanie L. Healey		X
Raymond E. Mabus, Jr.	X
Judith A. McHale		Chair
Elizabeth A. Smith			Chair
Douglas M. Steenland	X	X
We expect all directors to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2022, the Board held five meetings, the Audit Committee held eight meetings, the Compensation Committee held four meetings and the Nominating & ESG Committee held four meetings. In 2022, each of our director nominees attended at least 75% of the meetings of the Board and committees on which they served as a member. We expect all directors to attend any meeting of stockholders. All of our directors attended the 2022 Annual Meeting of Stockholders.

12	PROXY STATEMENT	Hilton

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")
COMMITTEE MEMBERSHIP
AUDIT COMMITTEE
All members of the Audit Committee have been determined to be “independent,” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and audit committees in particular. Our Board also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each of Ms. Begley and Mr. Steenland qualifies as an audit committee financial expert as defined by applicable SEC regulations.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.ir.hilton.com under Investors: Corporate Governance: Governance Documents: Audit Committee Charter, and include among others:
•Assisting the Board with its oversight of our accounting and financial reporting process and financial statement audits;
•Assisting the Board with its oversight of our disclosure controls procedures and our internal control over financial reporting;
•Assessing the independent registered public accounting firm’s qualifications and independence;
•Engaging the independent registered public accounting firm;
•Overseeing the performance of our internal audit function and independent registered public accounting firm;
•Assisting with our compliance with legal and regulatory requirements in connection with the foregoing;
•Overseeing our exposure to risk, including, but not limited to, data privacy and security, business continuity and operational risks;
•Reviewing related-party transactions; and
•Overseeing compliance with our Code of Conduct.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or other public filings, as applicable, in accordance with applicable rules and regulations of the SEC.
On behalf of the Board, the Audit Committee plays a key role in the oversight of our risk management policies and procedures. See “Oversight of Risk Management” below.
COMPENSATION COMMITTEE
All members of the Compensation Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally, and compensation committees in particular. In addition, all members qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.ir.hilton.com under Investors: Corporate Governance: Governance Documents: Compensation Committee Charter, and include among others:
•Establishing, maintaining and administering compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to our long-term success;
•Overseeing the goals, objectives and compensation of our President and Chief Executive Officer, including evaluating the performance of the President and Chief Executive Officer in light of those goals;
•Overseeing the goals, objectives and compensation of our other executives and directors;
•Assisting with our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and pursuant to other laws, as applicable, including overseeing any necessary updates to our clawback policy in accordance with the new SEC and NYSE rules; and
•Issuing a report on executive compensation for inclusion in our annual proxy statement and annual report.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to employees other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction.
The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged the services of Exequity LLP (“Exequity”) as its independent outside compensation consultant since 2012. All executive compensation services provided by Exequity were conducted under the direction or authority of the Compensation Committee, and all work performed by Exequity was pre-approved by the Compensation Committee. Neither Exequity nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee evaluated whether any work provided by Exequity raised any conflict of interest for services performed during 2022 and determined that it did not.

Hilton	PROXY STATEMENT	13

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")
As requested by the Compensation Committee, in 2022, Exequity’s services to the Compensation Committee included, among other things, providing perspective on current trends and developments in executive and director compensation, as well as analysis of benchmarking data and confirmation of our peer group composition.
NOMINATING & ESG COMMITTEE
All members of the Nominating & ESG Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.
The duties and responsibilities of the Nominating & ESG Committee are set forth in its charter, which may be found at www.ir.hilton.com under Investors: Corporate Governance: Governance Documents: Nominating & ESG Committee Charter, and include among others:
•Advising the Board concerning the appropriate composition and qualifications of the Board and its committees, and its leadership structure;
•Identifying individuals qualified to become Board members;
•Recommending to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;
•Recommending to the Board the members of the Board to serve on the various committees;
•Developing and recommending to the Board a set of corporate governance guidelines and assisting the Board in complying with them;
•Reviewing and assessing the Company’s ESG strategy, practices and policies and making recommendations to the Board on those matters;
•Reviewing the Company's public policy objectives, advocacy strategy and political activities; and
•Overseeing the evaluation of the Board and the Board’s committees.
OVERSIGHT OF RISK MANAGEMENT
While our senior executives are responsible for day-to-day risk management, the Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of short-term and long-term risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. The Board oversees and participates in an annual enterprise risk management review.
As stewards of the Company's long-term prospects, the Board also actively engages in succession planning for its members as well as for our most senior executives on an annual basis and more frequently as needed. The Board reviews applicable processes and timelines, pipelines and development for various senior leadership positions.
While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Nominating & ESG Committee. Each of the committees regularly reports to the Board.
The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing:
•Our accounting, reporting and financial practices, including the integrity of our financial statements;
•The surveillance of administrative and financial controls;
•Our compliance with legal and regulatory requirements; and
•Our enterprise risk management program.
Through its regular meetings with management, including the finance, legal, internal audit, tax, compliance and information technology functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Audit Committee assists the Board in monitoring cybersecurity risk by receiving reports at least four times per year from our Chief Information Officer and our Chief Information Security Officer that cover, among other things, our information security framework, threat assessment, response readiness and training efforts. To protect our customers’ and Team Members’ personal data, Hilton Team Members are required to complete annual Cybersecurity and Privacy training courses. We engage with third parties to conduct periodic assessments on Hilton’s cybersecurity at both the corporate and property level, and to perform on-site breach simulation exercises. We also undergo audits to ensure our technology environment remains aligned with the ISO 27001 security control requirements. As a service provider and merchant under the Payment Card Industry’s Data Security Standards, we undergo an annual comprehensive third-party audit to process billions of dollars in credit card payments. Although the Company has experienced information security incidents and attacks, and may continue to do so in the future, the Company has not experienced any known material information security breaches over the last three years. The Audit Committee also receives updates on the Company's insurance coverage, including the Company's cybersecurity insurance coverage.
The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters, and coordinating, along with the Board’s Chair, succession planning discussions.

14	PROXY STATEMENT	Hilton

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")
The Nominating & ESG Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, corporate governance, government affairs and ESG programs, including environmental and community impact. In addition, our Board receives periodic detailed operating performance reviews from management, and the Board and its committees receive updates on specific topics or developments that affect the Company overall or a particular aspect of the Company's business. Our Chief Risk Officer updates the Audit Committee on a quarterly basis and the full Board on an annual basis or more frequently as needed.
EXECUTIVE SESSIONS
Executive sessions, which are meetings of the non-employee members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management. Our lead independent director presides at these sessions.
BOARD AND COMMITTEE EVALUATIONS
In accordance with our Corporate Governance Guidelines and NYSE rules, and as a matter of effective corporate governance, the Board and its committees conduct annual self-evaluations. The Nominating & ESG Committee regularly evaluates the self-assessment process to keep current with best practices and refresh the process as necessary. In connection with our most recent self-evaluation, each of our directors completed a written questionnaire and had a one-on-one discussion with the lead independent director. The self-assessment process produces constructive feedback aimed at improving the performance and contribution of the Board, each committee and each director.
COMMITTEE CHARTERS AND CORPORATE GOVERNANCE GUIDELINES
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines and committee charters are reviewed from time to time by the Nominating & ESG Committee and, to the extent deemed appropriate in light of emerging practices such as ESG matters, revised accordingly, upon recommendation to and approval by the Board.
Our Corporate Governance Guidelines, our Audit, Compensation and Nominating & ESG Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.ir.hilton.com. Any stockholder also may request them in print, without charge, by contacting the Office of the Corporate Secretary at Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.
CODE OF CONDUCT AND ETHICS AND COMPLIANCE
We maintain a Code of Conduct that is applicable to all of our directors, officers and Team Members, including our Chair, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, human rights, use of our assets and business conduct and fair dealing. The Code of Conduct establishes a set of global business principles, with our compliance organization, training, risk management and monitoring activities tailored to address unique risks by geography, business line, function and level. We also have a robust set of compliance policies that address risk areas such as corruption, trade sanctions, insider trading, confidential information, antitrust and escalation of concerns. Our annual training calendar includes mandatory training and supplemental training that is supported by company-wide awareness campaigns highlighting Hilton-specific risks and scenarios. We also use passive communication channels, including electronic bulletin board screens in the employee break room areas of our hotels and internal newsletters, including a publication that highlights real Hilton Compliance Hotline matters and their resolutions. Our legal compliance team administers a third-party risk management program so that we understand the qualifications, reputation and associations of third parties with whom we transact, particularly third parties who interface with government officials and third parties who act in Hilton’s name, such as owners of our hotels.
The Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. We will, if required, disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.
The Code of Conduct may be found on our website at www.ir.hilton.com under Investors: Corporate Governance: Governance Documents: Code of Conduct.
DIRECTOR NOMINATION PROCESS
The Nominating & ESG Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating & ESG Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating & ESG Committee does not have a standard set of fixed qualifications that is applicable to all director candidates. At a minimum, the Nominating & ESG Committee assesses each candidate’s strength of character, judgment, industry knowledge or experience, their ability to work collegially with the other members of the Board and their

Hilton	PROXY STATEMENT	15

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG")
ability to satisfy any applicable legal requirements or listing standards. The Company values diversity on an organizational basis and seeks to achieve a mix of Board members that represent a diversity of background and experience, including with respect to age, gender, race, ethnicity and occupation. Although the Board does not establish specific goals with respect to diversity, the Company’s Corporate Governance Guidelines provide that any pool of potential new directors will include diverse candidates. The Nominating & ESG Committee implements that policy and assesses its effectiveness by examining the diversity of all the directors on the Board when it selects director nominees. Of our nine directors, four—Ms. Begley, Ms. Healey, Ms. McHale and Ms. Smith—are gender diverse and two—Mr. Carr and Ms. Healey—are ethnically diverse.
In identifying prospective director candidates, the Nominating & ESG Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third-party recommendations. The Nominating & ESG Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating & ESG Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating & ESG Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.
In connection with its annual recommendation of a slate of nominees, the Nominating & ESG Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this proxy statement and proposed for election by you at the upcoming Annual Meeting.
The Nominating & ESG Committee will consider director candidates nominated by stockholders. Our by-laws allow a single stockholder, or group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years as of the date of nomination to nominate and include in our proxy statement director nominees constituting up to the greater of two individuals and 20% of the number of directors then serving, provided the stockholder(s) and the nominee(s) satisfy the requirements specified in our by-laws, including that notice of a nomination be provided to our Secretary at the address below not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. A non-proxy access director nomination must notify our Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Any nomination submitted to our Secretary should be in writing, satisfy the requirements contained in our by-laws, and include any necessary supporting material in support of the nomination, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. In addition, stockholders who intend to solicit proxies in reliance on the SEC's universal proxy rule for director nominees submitted under the advance notice requirements of our by-laws must comply with the additional requirements of Rule 14a-19, including delivery of written notice that sets forth all information required by Rule 14a-19(b) under the Exchange Act. The address to submit a nomination is: Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. All nominations received by our Secretary that satisfy our by-law requirements relating to director nominations will be presented to the Nominating & ESG Committee for consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth above and in our by-laws. These requirements also are described under the caption “Stockholder Proposals for the 2024 Annual Meeting.”
COMMUNICATIONS WITH THE BOARD
As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the Chairperson of the Audit, Compensation or Nominating & ESG Committees, or to the non-employee or independent directors as a group, may do so by addressing such communications or concerns to the Office of the Corporate Secretary, 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102, who will forward such communication to the appropriate party, except for job inquiries, surveys, business solicitations or advertisements and other inappropriate material. The Office of the Corporate Secretary may forward certain correspondence elsewhere within our Company for review and possible response.

16	PROXY STATEMENT	Hilton

COMPENSATION OF DIRECTORS
We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. Our employee director received no compensation for serving on the Board during 2022.
ANNUAL COMPENSATION PROGRAM
Each non-employee director is entitled to annual compensation for the period from our 2022 Annual Meeting until our 2023 Annual Meeting, as shown in the table below. As part of its periodic review of the annual director compensation program, the Board increased the annual equity award by $30,000 beginning for the period from our 2022 Annual Meeting. The Board made this adjustment with input from its independent outside compensation consultant in order to better align the non-employee directors’ compensation with the Company’s peers.

Pay Element	Retainer Amount(1)
Board Service
Annual Equity Award		$200,000
Annual Cash Retainer		$100,000

Lead Independent Director		$75,000

Committee Service	Chair	Member
Audit Committee	$30,000	$15,000
Compensation Committee	$25,000	$10,000
Nominating & ESG Committee	$20,000	$10,000
(1)Cash compensation is payable in arrears on a semi-annual basis.
All of our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. In addition, they are eligible to participate in our travel perquisite program, which provides for Company-paid rooms, food and beverage and on-site services for non-employee directors and executive officers, and their accompanying family members, while on personal travel at Company-branded hotels. For additional details on our travel perquisite program, see “Other Benefits and Perquisites” in the CD&A. Non-employee directors who retire from the Board with at least seven years of service are currently eligible for reimbursement for rooms, food and beverage and on-site services at Company-branded hotels for up to 30 nights annually (subject to a specified cap, which is currently $20,000), concierge services, access to our Team Member discount program and lifetime Diamond status in our Hilton Honors guest loyalty program. Currently, there is one former director who is eligible for this retiree benefit and this benefit may be amended or discontinued at any time.
Equity awards are granted to our non-employee directors annually upon his or her election or re-election at our annual meeting of stockholders. The 2022 annual equity award was $200,000 and delivered in the form of deferred share units (“DSUs”), where the number of DSUs awarded is equal to $200,000 divided by the closing price of our common stock on the grant date. The equity currently held by our directors was awarded under the Hilton 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”) and, prior to its adoption, the Hilton Worldwide Holdings Inc. 2013 Omnibus Incentive Plan (the “2013 Incentive Plan” and, together with the 2017 Incentive Plan, the “Incentive Plans”) and the material terms thereof are outlined in the table below.

Annual Equity	Vesting	Settlement	Dividend Equivalents
DSUs Granted annually since 2015	Fully vested at the time of grant
•2015-2022 DSUs settle in shares of common stock upon a termination of service for any reason. This will continue to be the case for grants beginning in 2023, unless the non-employee director elects to settle shares on the second anniversary of the grant date
•Upon a change in control, DSUs settle immediately
Accrue in the form of additional DSUs in an amount equal to the fair market value of any dividend payments as of the dividend payment dates, payable at settlement
STOCK OWNERSHIP POLICY
We have a stock ownership policy for our non-employee directors. Each of our non-employee directors is required to own our stock in an amount equal to five times his or her regular annual cash retainer. Each non-employee director currently, based on their holdings of Hilton common stock and fully vested DSUs, satisfies the stock ownership requirement. For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying vested options and shares held under a deferral or similar plan. Non-employee directors are expected to meet this ownership requirement within five years from the later of: (1) December 11, 2013 and (2) the date they first become subject to the stock ownership policy.

Hilton	PROXY STATEMENT	17

COMPENSATION OF DIRECTORS
DIRECTOR COMPENSATION FOR 2022
The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Charlene T. Begley	$140,000	$199,980	$10,914	$350,894
Chris Carr	$110,000	$199,980	$10,645	$320,625
Jonathan D. Gray	$100,000	$199,980	—	$299,980
Melanie L. Healey	$110,000	$199,980	—	$309,980
Raymond E. Mabus, Jr.	$115,000	$199,980	$22,634	$337,614
Judith A. McHale	$125,000	$199,980	$24,337	$349,316
Elizabeth A. Smith	$120,000	$199,980	$26,714	$346,694
Douglas M. Steenland	$200,000	$199,980	$19,329	$419,309
(1)Reflects amounts paid in accordance with our semi-annual pay cycle.
(2)Represents the grant date fair value of DSUs computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the closing price on the NYSE of our common stock on the grant date. Each eligible non-employee director was granted 1,535 DSUs on May 20, 2022, representing the director’s annual equity award for the annual period from the 2022 Annual Meeting to the 2023 Annual Meeting. In accordance with the SEC’s rules, any dividend equivalents that accrued on the directors’ DSU awards are not reported above because dividends were factored into the grant date fair value of these awards.
For details regarding the directors’ beneficial ownership of equity securities, including their outstanding DSUs, see “Ownership of Securities."
(3)Perquisites and other personal benefits for a director are excluded if the total value of all such perquisites and personal benefits is less than $10,000. Reflects all Company-paid expenses incurred at Company-branded hotels while on personal travel under our travel perquisite program. For each stay, we included the full nightly room rate charged by the hotel, associated room taxes and fees, parking, food and beverage charges and other on-site services.

18	PROXY STATEMENT	Hilton

EXECUTIVE OFFICERS OF THE COMPANY
Set forth below is certain information regarding each of our current executive officers as of February 28, 2023, other than Mr. Nassetta, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2023.”

Kristin A. Campbell

Kristin A. Campbell, 61, is our Executive Vice President, General Counsel and Secretary. She joined Hilton in June 2011 and leads the Company’s global legal and compliance functions. At Hilton, Ms. Campbell is responsible for board work and corporate governance, regulatory compliance, M&A, commercial transactions, litigation and legal matters relating to labor and employment, in both the U.S. domestic and international arenas. She previously oversaw industry relations and policymaker engagement and Hilton’s global ESG efforts. Prior to joining Hilton, Ms. Campbell was Senior Vice President, General Counsel and Corporate Secretary for Staples, Inc., an international office products company. Prior to joining Staples, Inc. in 1993, Ms. Campbell worked at law firms Goodwin Proctor and Rackemann, Sawyer & Brewster. Ms. Campbell is a member of the board of directors of The ODP Corporation, a U.S. publicly traded business supply and technology services company, and is chair of its corporate governance and nominating committee and a member of its compensation committee. She also serves on the board of directors of Regency Centers Corporation and the advisory board of the Boston University School of Hospitality Administration. Ms. Campbell graduated summa cum laude from Arizona State University and received a J.D. from Cornell University Law School.

Laura Fuentes

Laura Fuentes, 47, was appointed as Executive Vice President and Chief Human Resources Officer in October 2020. She joined Hilton in 2013, and has led teams across Human Resources functions including Recruiting, Diversity & Inclusion, Learning & Leadership Development, Total Rewards, People Analytics & Strategy and HR Consulting. Most recently, she served as Chief Talent Officer. Prior to joining Hilton, Ms. Fuentes spent six years at Capital One Financial Corporation in various corporate strategy and Human Resources roles, leading workforce analytics, recruitment and compensation functions for the organization. Prior to Capital One, she worked at McKinsey & Company in their Madrid, New York and Washington D.C. offices, where she served clients across financial services and non-profit sectors. Ms. Fuentes is an Advisory Board member for the McIntire School of Commerce at the University of Virginia, serves on the boards of directors of Make-a-Wish Mid-Atlantic, where she chairs the governance committee, and Arlington Free Clinic, and also represents Hilton on Tent Partnership for Refugees' U.S. Advisory Council. Originally from Spain, she holds a B.S. from the University of Virginia, an M.S. in Structural Engineering from the University of Texas at Austin and an M.B.A. from Columbia University.

Kevin J. Jacobs
Kevin J. Jacobs, 50, is our Chief Financial Officer and President, Global Development, and leads the Company’s Finance, Real Estate, Development and Architecture and Construction functions globally. Mr. Jacobs joined the Company in 2008 as Senior Vice President, Corporate Strategy; was elected Treasurer in 2009; was appointed Executive Vice President and Chief of Staff in 2012; assumed the role of Chief Financial Officer in 2013; and added the role of President, Global Development in 2020. Prior to Hilton, Mr. Jacobs was Senior Vice President, Mergers & Acquisitions and Treasurer of Fairmont Raffles Hotels International. Prior to Fairmont Raffles, Mr. Jacobs spent seven years with Host Hotels and Resorts, Inc., ultimately serving as Vice President, Corporate Strategy & Investor Relations. Prior to Host, Mr. Jacobs had various roles in the Hospitality Consulting Practice of PricewaterhouseCoopers LLP and the Hospitality Valuation Group of Cushman & Wakefield, Inc. Mr. Jacobs is a member of the board of directors of Omega Healthcare Investors, Inc., a triple-net equity REIT that supports the goals of skilled nursing facility and assisted living facility operators with financing and capital. He is also a trustee of Cornell University and a member of the Dean's Advisory Board of the Cornell University School of Hotel Administration, is Vice Chairman of the Board of Directors and Treasurer of Goodwill of Greater Washington, is a Trustee and member of the Executive Committee of the Federal City Council, and serves as Board Vice Chair of the American Hotel & Lodging Association. He is a graduate of the Cornell University School of Hotel Administration.

Hilton	PROXY STATEMENT	19

EXECUTIVE OFFICERS OF THE COMPANY

Matthew W. Schuyler

Matthew W. Schuyler, 57, is our Chief Brand Officer. He is responsible for positioning the Company’s portfolio of 19 world-class brands across all of our properties globally. In this role, Mr. Schuyler’s focus is to deliver differentiated, consistent, high-quality brand experiences that delight customers and increase returns for owners. His organization includes Hilton's brand leadership and owner support functions and the Hilton Supply Management ("HSM") organization. Prior to this role, Mr. Schuyler also oversaw communications, served as Chief Administrative Officer, and, previously, for 11 years was Chief Human Resources Officer, leading Hilton’s global human resources organization. During his tenure at Hilton, Mr. Schuyler has driven Hilton’s position as one of the world’s best workplaces, delivering recognition including #1 rankings for the Company’s culture and diversity programs around the world. Mr. Schuyler’s executive experience extends across diverse industries including financial services, technology and professional services. He has served as Chief Human Resources Officer for Capital One Financial Corporation, Senior Vice President of Human Resources with Cisco Systems, Inc. and as a Partner with PricewaterhouseCoopers in the Global Human Resources Group. He holds an M.B.A. from the University of Michigan and a B.S. in Business Administration from Penn State University. Mr. Schuyler serves as the Chair of the Board of Trustees of Penn State.

Christopher W. Silcock
Christopher W. Silcock, 51, has served as Executive Vice President and Chief Commercial Officer since September 2015. He leads the Company's global Commercial team including sales, revenue management, distribution, enterprise data and analytics, marketing, and customer engagement, loyalty & partnerships and technology. Mr. Silcock has more than 20 years of experience with Hilton and can be credited with leading the Company's global sales modernization process, and transitioning revenue management to a data-driven discipline. Mr. Silcock also created Hilton's first enterprise data and analytics team, bringing advance analytics to the forefront of real-time decision making. Prior to this role, Mr. Silcock held a number of positions at the Company, including Head of Revenue Management and Online and Regional Marketing, and Vice President of Revenue Management. He has also held a number of regional revenue and project roles across the business, as well as several positions at the Company's hotels. Mr. Silcock began his career with Hilton as a catering and banquet waiter at Hilton Watford. In addition to his time at Hilton, Mr. Silcock worked in a consulting capacity with several hospitality companies, including large international chains, as well as smaller operators and independent hotels across Europe. He currently serves as a member of the board for Groups360, an online marketplace for meetings; he previously served on the board of Roomkey, a joint venture of six global hospitality companies, including two years as the board's chairman. Mr. Silcock holds a B.S. in Computer Studies from the University of Essex and studied music prior to his hospitality career.

20	PROXY STATEMENT	Hilton

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP ("E&Y") to serve as our independent registered public accounting firm for 2023.
Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of E&Y to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of E&Y are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted for the ratification of the selection of E&Y unless you specify otherwise.
AUDIT AND NON-AUDIT FEES
In connection with the audit of the 2022 financial statements and internal control over financial reporting, we entered into an agreement with E&Y, which sets forth the terms by which E&Y will perform audit services for the Company.
The following table presents fees billed for professional services rendered by E&Y for the audit of our financial statements for 2022 and 2021 and fees billed in those periods for other services rendered by E&Y:

	2022	2021
Audit fees:
Consolidated audit(1)	$5,750,000	$5,324,831
Statutory and subsidiary audits(2)	3,265,000	3,770,844
Total audit fees	9,015,000	9,095,675
Audit-related fees(3)	681,000	916,374
Tax fees(4)	418,000	586,445
Total audit and non-audit fees	$10,114,000	$10,598,494
(1)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y for the audit of the Company’s annual consolidated financial statements and internal control over financial reporting and the review of financial statements included in SEC filings, as well as procedures to provide consents and comfort letters related to SEC Registration Statements. The fees are for services that are normally provided by E&Y in connection with statutory or regulatory filings or engagements.
(2)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y that are reasonably related to the performance of audits related to subsidiaries and statutory reporting required for legal compliance for certain international subsidiaries or requirements of debt or other operating agreements.
(3)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y that are reasonably related to the performance of the Company’s audit. Specifically, these costs include fees for accounting and audit consultation, audits of employee benefit plans and other attest services.
(4)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y for tax compliance, tax advice and tax planning.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining E&Y’s independence and concluded that it was.
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures relating to the approval of all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. At the beginning of each year, the Audit Committee approves fees proposed for audit and non-audit services expected to be provided during the year by E&Y. Within those pre-approved amounts, the Audit Committee approves spending attributable to specified classes of services. Any reallocation of or increase to the proposed amounts is approved by the Audit Committee. All services provided to the Company by E&Y for 2022 were approved by the Audit Committee in accordance with these pre-approval policies and procedures.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION
OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

Hilton	PROXY STATEMENT	21

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter that is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this proxy statement under the discussion of “Environmental, Social & Governance—Committee Membership—Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Charlene T. Begley, Chair
Raymond E. Mabus, Jr.
Douglas M. Steenland, Lead Independent Director

22	PROXY STATEMENT	Hilton

PROPOSAL NO. 3 — NON-BINDING VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 42 to 52, commonly referred to as the “Say-on-Pay” vote. While the results of the vote are non-binding and advisory in nature, the Compensation Committee (the "Committee") and the Board intend to carefully consider the results of this vote.
The text of the resolution in respect of Proposal No. 3 is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”
In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 24 to 41, as well as the discussion regarding the Committee on page 13.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

Hilton	PROXY STATEMENT	23

EXECUTIVE COMPENSATION —
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

2022 BUSINESS & COMPANY

CREATION OF LONG-TERM VALUE

For 2022, we continued our focus on maximizing performance, expanding our global network and improving our customer experience – all while prioritizing long-term value creation and our ESG strategy to drive responsible travel and tourism globally.
The highlights below demonstrate our strong performance, achieving levels that marked significant recovery from the pandemic's impact on Hilton's business. In addition, Hilton continued to outperform its peers' TSR over each of the last one-, three- and five-year periods, as illustrated below. For the five-year period, our stockholders experienced a TSR of 61%, which translates to over $12 billion in stockholder value creation.
Our performance over the long-term reflects the success of our disciplined growth strategy, the strength of our brands and commercial engines, the power of our network effect and our resilient, fee-based, asset-light business model. This model drives significant free cash flow, which enabled us to reinstate our share repurchases and dividend payments with over $1.7 billion of capital returned to our stockholders in 2022.

HILTON OUTPERFORMED PEERS

Stock Price Growth(1)		1- / 3- / 5-Year TSR(1)

	Hilton	Standard and Poor's 500 Hotels, Resorts & Cruise Lines Index	Average Executive Compensation Peer Group

WE DEMONSTRATED SIGNIFICANT PROGRESS IN OUR RECOVERY FROM THE PANDEMIC

June 2020(2)			December 2022(2)
-54%	RevPAR DECLINE YOY	43%	RevPAR GROWTH YOY (2022 was 99% of 2019)

-50%	FEE REVENUES DECLINE YOY	45%	FEE REVENUES GROWTH YOY (14% growth over 2019)

WE DELIVERED STRONG RESULTS OVER TIME, REFLECTING THE RESILIENCY OF OUR BUSINESS MODEL

Adjusted EBITDA ($M)(3)			Adjusted Diluted EPS ($ per share)(3)

(1)1-year TSR measured from December 31, 2021 to December 31, 2022; 3-year TSR measured from December 31, 2019 to December 31, 2022; 5-year TSR and stock price growth measured from December 31, 2017 to December 31, 2022; TSR assumes reinvestment of dividends. Our stock price was $79.86 at the beginning of the 5-year period and $126.36 at the end of the period. Our peers are listed under Executive Compensation Peer Group"on page 38.
(2)June 2020 figures reflect the 6 months ended June 30, 2020, the period most significantly impacted by the pandemic. December 2022 figures reflect the 12 months ended December 31, 2022.
(3)Annex A provides a reconciliation of Adjusted EBITDA and Adjusted Diluted EPS to financial measures derived in accordance with GAAP.

24	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

PERFORMANCE ON KEY STRATEGIC PRIORITIES

LEAD WITH OUR CULTURE
	#2 World's Best Workplace, #1 Best Workplace for Women in the U.S. and #2 Best Company to Work For in the U.S. – highest ranked hospitality company	Inducted into DiversityInc’s Hall of Fame – for the Top Companies for Diversity	Continued to drive progress on our 2027 diversity and inclusion commitments	Named to the DJSI as a global sustainability leader for the 6th year in a row, scoring in the 100th percentile for our industry

WIN WITH OUR CUSTOMERS
	Gained 24M new Hilton Honors members, bringing total membership to 152M, a 19% YOY increase	Launched our new marketing platform, “Hilton. For the Stay”	Launched a new program to help make EV chargers available at 1,600+ hotels	Developed partnerships with companies such as Peloton and Voyager Space to create innovative experiences and features

ENHANCE OUR NETWORK EFFECT
	Opened 90th Tapestry, 600th Hilton and 2,800th Hampton	Continued luxury brand growth, with 11 openings and 17 approvals	Opened 200th hotel in Caribbean and Latin America and 600th in APAC	Developed Spark by Hilton, a premium economy hotel brand at the intersection of value and consistency

MAXIMIZE OUR PERFORMANCE
	5-year TSR was 61%, delivering $12B+ of value creation to stockholders	Resumed share repurchases and dividend payments with total capital return of $1.7B+	Increased and extended our revolving credit facility borrowing capacity to $2B, maturing in 2028	Increased Adjusted EBITDA margin 310 basis pts. YOY to 68.9%

EMPOWERING OUR TEAM MEMBERS TO THRIVE

Our 2022 progress on our journey to build the best, most inclusive culture for all is outlined in “ESG Highlights” beginning on page 9. We continued to drive progress towards our 2027 global gender and U.S. ethnic representation commitments, resulting in 40% women (increasing 3% pts. vs. 2020) and 19% ethnic diversity (increasing 2% pts. vs. 2020) at our corporate leadership levels. In addition, we created over 670,000 learning and growth opportunities, making progress towards our 2030 Goal of 5 million, and increased the number of roles filled through internal Team Member mobility. To continue evolving, we regularly survey our Team Members and use their feedback to inspire program enhancements and new offerings, including rolling out a new Thrive at Hilton “Care for All” resource platform and caregiving concierge service, enhancing our Go Hilton Team Member Travel program and expanding our ESPP outside the U.S. Through these and other measures, we strive to maximize employee retention and minimize attrition. As a reflection of this, approximately 35% of our U.S. Team Members have been with Hilton for at least 10 years.

STOCKHOLDER ENGAGEMENT & 2022 SAY-ON-PAY VOTE
In May 2022, the advisory proposal to approve the 2021 compensation of our NEOs (the “Say-on-Pay” proposal) was approved by approximately 94% of the votes cast.
We value the perspective of our stockholders and believe that stockholder engagement leads to enhanced governance practices. We have a multi-phased program with proactive off-season and proxy-season engagement. In 2022, we reached out to stockholders that held approximately 40% of outstanding shares of our common stock ("O/S") and engaged with stockholders that held nearly 30% of our O/S.
These discussions touched on a broad set of topics, including executive compensation; human capital management areas such as culture, DE&I, talent and retention; other ESG topics; corporate governance matters; and our performance. In our meetings with stockholders, we received valuable feedback that informed decisions regarding our executive compensation program. For 2022, the Committee maintained our historic compensation program, given the results of our 2022 Say-on-Pay vote and broad support from the stockholders with whom we engaged.

Hilton	PROXY STATEMENT	25

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

2022 EXECUTIVE COMPENSATION PROGRAM
We maintained our historic, underlying compensation program for our NEOs in 2022. The key elements of our program and performance measures are summarized below.

Pay Elements	Form	Performance Measures & Key Characteristics
Base Salary (on page 29)	Cash		•Provide a competitive fixed level of pay
Annual Cash Incentives Maximum Payout: 2x target (on page 29)	Cash	Financial CEO: 50% Other NEOs: 40%	•Annual Adjusted EBITDA(1)
Business Area & Organizational Strength CEO: 50% Other NEOs: 60%
•Business Area: Primarily quantitative objectives
•Organizational Strength: ESG and HCM objectives (including achieving specific DE&I targets, Team Member engagement and talent management efforts), as well as budget and cost management objectives

Long-Term Incentives ("LTI") (on page 34)	Equity	PSUs: 50% Maximum Payout: 2x target	•Free Cash Flow ("FCF") per share, Adjusted EBITDA(1), Net Unit Growth ("NUG") compound annual growth rate (“CAGR") and RevPAR Index Growth (“RPI Growth”) •Vest at the end of a 3-year period
		Stock Options: 25%	•Vest ratably over 3 years
		Restricted Stock Units ("RSUs"): 25%	•Vest ratably over 2 years
(1)    The primary financial performance measure for our annual cash incentives was our Adjusted EBITDA. Refer to Annex A for additional information and a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure.
A significant portion of the target compensation (annual base salary, target annual cash incentives and target LTI) for our NEOs is performance-based and at-risk, as illustrated below. The majority of target compensation is delivered in the form of equity that vests over multiple years, including 50% of our LTI comprising PSUs that vest at the end of a three-year period. For our CEO, 85% of total target compensation is delivered in equity.

2022 CEO Target Compensation	2022 Other NEO Target Compensation (Average)

2022 NEO COMPENSATION DECISIONS

Base Salary	•No increase to CEO salary •For other NEOs, the median base salary increase was 3% in early 2022, as described under “Base Salary”
Annual Cash Incentives
•No increase to NEO annual cash incentive target percentages, as described under “Annual Cash Incentive Program”
•Similar to last year, the 2022 annual cash incentive program was based on three categories (financial performance, business area performance and organizational strength objectives), with a significant portion of our performance goals conditioned on objective and quantitative targets. Our commitment to ESG is incorporated within our organizational strength objectives, which includes achieving specific DE&I targets as part of our ongoing commitment to an inclusive workplace
•The median annual cash incentive payout in early 2023 was 163% of target

LTI
•No increase to CEO LTI target
•For other NEOs, the median LTI target increase was 6% in early 2022, after considering individual performance, external market data and internal pay equity, as described under “LTI Program”
•Awards were granted at target level

26	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
EXECUTIVE COMPENSATION FRAMEWORK
Our executive compensation framework provides an overview of how we make pay decisions. Our compensation philosophy guides our compensation program and how we set pay levels after considering the factors outlined below.

Overall Compensation Philosophy – Our goal is to provide programs that:
•Deliver competitive levels of compensation to attract, retain and motivate highly-qualified executives
•Foster a strong relationship between long-term stockholder value and executive compensation by having a significant portion of compensation composed of LTI awards
•Emphasize performance-based compensation contingent upon achieving financial, business area and organizational strength performance goals
•Promote the Company’s core values of Hospitality, Integrity, Leadership, Teamwork, Ownership and Now

Compensation Program Design – Our programs are designed to:
•Provide three main components, each designed to be consistent with our compensation philosophy: base salary, annual cash incentive and LTI awards
•Cultivate long-term value creation without taking unnecessary risks
•Combine both short- and long-term compensation to promote retention and foster our pay for performance environment
•Emphasize at-risk pay over fixed pay, yet create a positive work environment that rewards long-term achievements
•Motivate and reward for successfully executing our business strategies
•Consider multiple quantitative and qualitative factors in setting the level and mix of compensation

Compensation Process – In reviewing and establishing pay levels, we consider the following factors annually or more frequently as circumstances merit:
•Compensation of executives serving in similar positions at peer companies
•Individual knowledge, experience and capabilities of the executives
•The executive’s scope of responsibility, authority and accountability
•The level of pay relative to the Company’s other executives (“internal equity”)

ROLES IN MAKING COMPENSATION DECISIONS
The Committee oversees our executive compensation program with the advice of its independent compensation consultant and support from the Company’s management team.

Compensation Committee
•With input from our Board and its independent compensation consultant, the Committee oversees and approves key aspects of executive compensation, including our CEO’s and other executive officers’ salaries, goals and payouts under the annual cash incentive plan, the size and structure of LTI awards and any executive perquisites or other benefits.
•In determining compensation for our NEOs, the Committee considers the factors outlined above and consults with its independent compensation consultant and the CEO (regarding the NEOs other than himself). In determining compensation for the CEO, the Committee also reviews the CEO’s self-assessment of his performance against his Board-approved financial, business area and organizational strength objectives.
•In implementing the Company’s executive compensation program, the Committee takes into account the cyclical nature of the hospitality business, competitive market data and the alignment of the Company’s total pay opportunity and pay outcomes with performance.

Management
•The CEO and Chief Human Resources Officer work closely with the Committee in managing the executive compensation program and attend meetings of the Committee.
•The CEO makes recommendations to the Committee regarding compensation for executive officers other than himself.

Independent Compensation Consultant
•The Committee’s independent compensation consultant, Exequity, provides research, survey information and analysis, incentive design expertise and other analyses related to compensation levels and design. Exequity also updates the Committee on trends and developments related to executive compensation practices and provides its views to the Committee on best practices when evaluating executive pay programs and policies.
•In 2022, Exequity’s services to the Committee included providing perspective on current trends and developments in executive and director compensation, analyzing benchmarking data and evaluating our peer group composition. It otherwise performed no other services for the Company. The Committee evaluated whether any of the work provided by Exequity during 2022 raised any conflict of interest and determined that it did not.

Hilton	PROXY STATEMENT	27

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Our 2022 NEOs	Christopher J. Nassetta President & Chief Executive Officer	Kevin J. Jacobs Chief Financial Officer & President, Global Development	Matthew W. Schuyler EVP & Chief Brand Officer	Christopher W. Silcock EVP & Chief Commercial Officer	Kristin A. Campbell EVP, General Counsel
EXECUTIVE COMPENSATION PROGRAM OVERVIEW & PAY FOR PERFORMANCE
Our overarching pay for performance philosophy and the elements of our executive compensation program remained consistent for 2022. We believe that to attract and retain senior executives, we must provide them with a competitive level of compensation that rewards their continued service. In structuring our executive compensation program, the Committee considered how each element of compensation promotes retention and motivates performance. In setting performance objectives, the Committee selected measures that would motivate and reward for successfully executing our business strategies. The key elements of our program and performance measures are summarized below.

Pay Elements	Form	Performance Measures & Key Characteristics
Base Salary (on page 29)	Cash		•Provide a competitive fixed level of pay
Annual Cash Incentives Maximum Payout: 2x target (on page 29)	Cash	Financial CEO: 50% Other NEOs: 40%	•Annual Adjusted EBITDA(1)
Business Area & Organizational Strength CEO: 50% Other NEOs: 60%
•Business Area: Primarily based on quantitative objectives
•Organizational Strength: ESG and HCM objectives (including achieving specific DE&I targets, Team Member engagement and talent management efforts), as well as budget and cost management objectives

LTI (on page 34)	Equity	PSUs: 50% Maximum Payout: 2x target	•FCF per share, Adjusted EBITDA, NUG CAGR and RPI Growth •Vest at the end of a 3-year period
		Stock Options: 25%	•Vest ratably over 3 years
		RSUs: 25%	•Vest ratably over 2 years
(1)The primary financial performance measure for our annual cash incentives was our Adjusted EBITDA.
A significant portion of the target compensation for our NEOs is performance-based and at-risk, as illustrated below. The majority of target compensation is delivered in the form of equity that vests over multiple years, including 50% of our LTI comprising PSUs that vest at the end of a three-year period. For our CEO, 85% of total target compensation is delivered in equity.

2022 CEO Target Compensation	2022 Other NEO Target Compensation (Average)

PERFORMANCE-BASED INCENTIVES WITH RIGOROUS TARGETS
Each year, the Committee establishes performance measures designed to reward stretch performance on our key performance indicators. After review and engagement by the Committee, the performance targets are established for our annual cash incentive plan and our PSUs to motivate and reward our management team for successfully executing our business strategies while appropriately balancing risks. Targets are set after a rigorous planning process that considers both internal and external factors, as outlined in the table below.

Factors Considered in Developing Performance Goals
Business Environment •Competitive environment •Hospitality industry trends and outlook •Market growth •Global economic conditions	Additional External Factors •Analyst and stockholder expectations •Market outlook •Macroeconomic trends	Internal Factors •Historic and current performance •Corporate strategy and key strategic priorities •Annual and long-term operating plans •Capital expenditure opportunities and decisions
For more information on the target setting for the annual cash incentive program and our PSUs, see pages 29 and 34, respectively.

28	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
BASE SALARY
We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. In determining the amount of base salary that each NEO receives, we look to the executive’s current compensation, tenure, performance, any change in the executive’s position or responsibilities and the complexity and scope of the executive’s position as compared to those of other executives within the Company and in similar positions at companies in our peer group. The Committee reviews base salaries periodically and may adjust them from time to time pursuant to such review.
In February 2022, the Committee reviewed and set the base salaries as set forth in the table below, resulting in a median base salary increase of 3%. These increases were consistent with market practices and increases for our corporate Team Members.

Name	2021 Base Salary ($)	2022 Base Salary ($)	2021 to 2022 Increase (%)
Christopher J. Nassetta	$1,300,000	$1,300,000	—%
Kevin J. Jacobs	$901,250	$950,000	5.4%
Matthew W. Schuyler	$746,750	$769,153	3.0%
Christopher W. Silcock(1)	$596,201	$614,087	3.0%
Kristin A. Campbell	$742,630	$764,909	3.0%
(1)Mr. Silcock’s cash compensation is denominated and paid in British pounds (“GBP”). The amounts reported above were converted to U.S. dollars (“USD”) based on the average exchange rate for the year ended December 31, 2022 of 1.23751 USD per GBP.
ANNUAL CASH INCENTIVE PROGRAM
Our annual cash incentive program is designed to motivate executive officers to focus on strategic business results and initiatives and reward them for their results and achievements.
TARGET SETTING FOR ANNUAL CASH INCENTIVE PROGRAM
At the beginning of the performance year, the Committee established the target, threshold and maximum levels of achievement. The targets were established as the pandemic continued to create uncertainty and continuing disruption for our industry.
The Committee sets the primary financial performance objective, Adjusted EBITDA, based on Company and industry outlook for the year, as well as historical and projected growth rates for Hilton. The Adjusted EBITDA target is aligned with the Company’s annual operating plan and is designed so that target payout requires achievement of a high degree of business performance without encouraging excessive risk-taking. The non-financial objectives were set to drive performance on our key strategic priorities (“KSPs”).
For 2022, the financial performance target was set higher than 2021 performance results. The financial and non-financial performance targets were set at levels that would be challenging and not certain to be met. In setting the performance range around target for the financial performance objective, the Committee considered the continued uncertainty due to the pandemic and the outsized volatility of its impact on the hospitality industry. The Committee was focused on setting a target that would be appropriately challenging during a period of ongoing recovery, as well as the potential for unintended upside if travel during the pandemic were to rebound more quickly than anticipated. Therefore, the Committee continued to set threshold and maximum as a wider range around target (i.e., 20% in 2021 and 2022 compared to 10% prior to the pandemic), making it more difficult to achieve maximum payout.
2022 TARGETS FOR ANNUAL CASH INCENTIVE PROGRAM
Each NEO’s target annual cash incentive opportunity is expressed as a percentage of their base salary in effect at the end of the performance period. Threshold, target and maximum annual incentive opportunities are approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on the Company’s overall results. For 2022, the Committee set the threshold, target and maximum payout levels as set forth in the table below.

Name	Threshold(1)	Target(1)	Maximum(1)
Christopher J. Nassetta	75%	150%	300%
Kevin J. Jacobs	50%	100%	200%
Matthew W. Schuyler	50%	100%	200%
Christopher W. Silcock	50%	100%	200%
Kristin A. Campbell	50%	100%	200%
(1)As a percentage of base salary.

Hilton	PROXY STATEMENT	29

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
2022 PERFORMANCE OBJECTIVES FOR ANNUAL CASH INCENTIVE PROGRAM
At the beginning of the performance year, each NEO’s annual cash incentive award opportunity is based on pre-established performance objectives. Our CEO works with senior management to establish KSPs, which are then used to create the performance objectives. Each objective is given a specific weighting based on its scope, importance and strategic relevance. The Committee then reviews and approves the objectives recommended for each NEO.
Similar to last year, our 2022 program was based on the three categories outlined below: financial performance, business area performance and organizational strength objectives. Our commitment to ESG is incorporated within our organizational strength objectives, which includes achieving specific DE&I targets as part of our ongoing commitment to an inclusive workplace. Given the strategically and operationally diverse nature of our business, the mix of recommended objectives from within the business area performance and organizational strength categories is NEO-specific. All NEOs have the same primary financial performance objective given the importance of Annual Adjusted EBITDA as a measure of short- and long-term financial performance in our business.
A significant portion of our annual cash incentive performance objectives are quantitative in nature, as demonstrated by the key measures and metrics for our annual performance objectives listed below. In addition to using Annual Adjusted EBITDA to measure achievement in financial performance, we use quantifiable measures wherever feasible and appropriate to measure outcomes in our business area performance and organizational strength categories. Over 60% of the business area performance and organizational strength objectives include quantitative performance measures.

Weighting(1)	Performance Objectives: Key Measures and Metrics(1)

FINANCIAL PERFORMANCE
Our Objectives are Aligned to our KSPs: Maximize our Performance
•Annual Adjusted EBITDA(2) – Adjusted EBITDA is the key metric used to assess performance of our business over the short-term and is a common measure to compare our results across companies in the industry. Further, the Committee believes it provides useful information to investors about the Company, our financial condition and the results of our operations

BUSINESS AREA PERFORMANCE
	Win with our Customers	Enhance our Network Effect	Maximize our Performance
•Customer Overall Experience (Service & Loyalty Tracking ("SALT") Scores)
•Digital & Online Travel Agency Channel Mix Change
•Hilton Honors Enrollments & Occupancy
•U.S. Co-brand Acquisition & U.S. Co-brand Active Honors Members
•Additional Qualitative Objectives
		•Progress on Approved Deals through Construction Starts •Net Unit Growth •New Franchise & Management Agreements	•HSM Adjusted EBITDA •Real Estate Adjusted EBITDA •RPI Growth

ORGANIZATIONAL STRENGTH
		Lead with our Culture	Maximize our Performance
		•DE&I Commitment Progress •Global Employee Engagement Survey Results •Additional Qualitative Objectives	•Budget & Cost Management

(1)For the CEO, 50% of the total incentive award opportunity was based on financial performance and 50% was based on business area performance and organizational strength, representing results across the Company. For the NEOs other than the CEO, 40% of the total incentive award opportunity was based on financial performance, 40% was based on business area performance and 20% was based on organizational strength; their business area objectives reflect only the measures applicable to their specific business area(s).
(2)For each NEO other than Mr. Schuyler, the financial performance measure was based solely on Adjusted EBITDA, which is calculated as set forth in "Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Mr. Schuyler’s financial measure included both Adjusted EBITDA (20% of his total award opportunity) and a Franchise Fees metric (20% of his total award opportunity). For discussion on our Franchise Fees, refer to "Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. See Annex A for additional information and a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure.

30	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
2022 PERFORMANCE RESULTS FOR ANNUAL CASH INCENTIVE PROGRAM
Financial Performance Measure Results
For 2022, the primary financial performance objective was Adjusted EBITDA(1). Actual achievement was $2,599 million, which was 123% of the target goal and resulted in a payout equal to 200% of the target payout, as illustrated below(2):

Financial Performance Measure

Adjusted EBITDA(1)

Actual Achievement	Actual Achievement as a Percentage of Target Payout: 200%
Prior Year Actual Achievement

(1)As described on the previous page, for each NEO other than Mr. Schuyler, the financial performance measure was based solely on Adjusted EBITDA. Adjusted EBITDA is calculated as set forth in "Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. See Annex A for additional information and a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure.
(2)To receive a payout based on Adjusted EBITDA (and a Franchise Fees metric for Mr. Schuyler), actual performance must exceed the threshold performance goal. NEOs were eligible to receive a threshold payout percentage, defined as 50% of the target award, if actual achievement was 80% of the target financial goal, and were eligible to receive the maximum payout percentage, defined as 200% of the target award, if actual achievement met or exceeded 120% of the target financial goal. For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage would have been adjusted on a linear basis.

Hilton	PROXY STATEMENT	31

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
Non-Financial Performance Measure Results
After the end of the performance period, each objective described on page 30 was assessed and rated based on the level of achievement. Our Finance and Human Resources departments reviewed performance results against the predetermined objectives with the CEO. The key achievements for our NEOs on the 2022 annual cash incentive program are outlined in the table below. The CEO then reviewed these results with the Committee and recommended payout amounts under the annual cash incentive plan for each of the NEOs, other than himself.

CEO — BUSINESS AREA PERFORMANCE & ORGANIZATIONAL STRENGTH

Key Achievements

The CEO’s business area performance results represent achievements across the Company, including:
Oversaw successful post-pandemic business recovery as demonstrated by performance surpassing many of our 2019 pre-pandemic levels
Drove expansion of Hilton’s footprint to surpass 7,100 hotels, with 1.1M rooms across 123 countries and territories
Strengthened our value proposition for Hilton Honors members and innovated to deliver reliable and friendly customer experiences

Continued to build an exceptional employee-centric culture that supports Team Members to grow and flourish in both their professional and personal lives, made progress on our 2027 DE&I commitments and evolved our ESG 2030 Goals with more ambitious environmental targets and new social impact goals to support the viability of our business for the long-term

OTHER NEOs — BUSINESS AREA PERFORMANCE

NEO	Key Achievements

Kevin J. Jacobs	Focused on driving free cash flow and maintaining strong investor confidence, returning over $1.7 billion to stockholders
Drove construction approvals, construction starts and NUG results, delivering key deals across our portfolio, with a focus on conversions and starts
Advanced global development strategy, with APAC franchising and developing our new Spark brand, and delivered results on our Real Estate Adjusted EBITDA that exceeded target
Matthew W. Schuyler	Expanded Hilton’s national and global footprint – opened our 90th Tapestry, 50th Hilton Garden Inn in APAC, 600th Hilton, 2,800th Hampton and 11 new luxury properties
Developed our new Spark brand, continued dual brand efforts, strengthened brand positioning through new prototype designs and led brand program innovation initiatives and partnerships
Delivered results on our Franchise Fees and HSM Adjusted EBITDA that exceeded target and also made progress on ESG goals via our global supply chain network
Christopher W. Silcock	Consistently delivered market share gains measured by RPI Growth and launched our new marketing platform, "Hilton. For the Stay"
Delivered results on co-brand acquisition and online travel agency channel mix goals that exceeded target
Achieved strong Hilton Honors performance, gaining 24 million new Hilton Honors members, bringing total membership to 152 million, a 19% YOY increase
Kristin A. Campbell	Enhanced our ESG strategy, launching a new framework, and evolved and re-validated our 2030 Goals
Successfully supported a strong culture and value for guests and owners (e.g., via initiatives to attract and retain talent, as well as compliance-related matters)
Advanced efforts to enhance customer experience and drive revenue (e.g., Hilton Garden Inn franchising model and our new Spark brand)

OTHER NEOs — ORGANIZATIONAL STRENGTH

ESG & HCM Achievements	Budget & Cost Management Achievements

DE&I Objectives: Evaluated based on progress towards 2027 global gender and U.S. ethnic representation commitments at corporate leadership levels in each NEO’s business area(s). In 2022, we continued to drive progress towards, resulting in 40% women (increasing 3% pts. vs. 2020) and 19% ethnic diversity (increasing 2% pts. vs. 2020)

Evaluated the actual expense compared to budget for each NEO's business area(s), which was the primary driver for the rating assessment on this objective, and also considered the extent to which each NEO:
•Drove cost discipline and management (e.g., travel and expense, vendor management)
•Proactively handled evolving business needs throughout the year
•Achieved enterprise-wide cost savings

Employee Engagement: Evaluated based on average scores and trends compared to the prior global survey of Team Members to continue building the best, most inclusive workplace culture

Talent Management: Evaluated based on workforce planning objectives (e.g., succession planning, developing talent and managing underperforming talent), with a scorecard approach to rating progress on each component

32	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
Actual annual cash incentive awards were calculated by multiplying each NEO’s base salary by their respective target award potential, which was then adjusted by the combined achievement of the financial and non-financial performance objectives. For the year ended December 31, 2022, each NEO's target cash incentive opportunity and cash incentive award earned (as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table ("SCT”)) is outlined in the table below.

Name	Year-End Base Salary ($)	Target Annual Cash Incentive Opportunity as a Percentage of Base Salary (%)	Target Annual Cash Incentive Opportunity ($)	Actual Amount Earned as a Percentage of Target Payout			Actual Amount Earned Under Annual Cash Incentive Program ($)
				Payout Based on Financial Performance (%)	Payout Based on Business Area & Organizational Strength (%)	Total Payout as a Percentage of Target (%)
Christopher J. Nassetta	$1,300,000	150%	$1,950,000	200%	150%	175%	$3,412,500
Kevin J. Jacobs	$950,000	100%	$950,000	200%	138%	163%	$1,543,750
Matthew W. Schuyler	$769,153	100%	$769,153	180%	142%	157%	$1,207,263
Christopher W. Silcock(1)	$614,087	100%	$614,087	200%	142%	165%	$1,013,244
Kristin A. Campbell	$764,909	100%	$764,909	200%	133%	160%	$1,223,854
(1)For Mr. Silcock, the dollar amounts reported above were converted to USD as described under “Base Salary.”

Hilton	PROXY STATEMENT	33

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
LTI PROGRAM
The LTI program is designed to reward for future Company performance, align with the long-term interests of our stockholders and retain executives over multi-year vesting periods. LTI compensation is awarded annually and provides an opportunity for executive officers and other key Team Members to increase their ownership interest in the Company through grants of equity-based awards.
2022 LTI TARGETS
Each NEO’s target LTI opportunity is approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on the Company’s overall results. The Committee generally delivers the majority of any increase to target compensation in the form of LTI, because target LTI opportunity is the pay element most aligned with stockholder value over the long term. In February 2022, the Committee set the target pay levels as set forth in the table below. Increases are made after considering individual performance, level of pay relative to the market and internal equity. The LTI program is designed to retain executives over multi-year periods, which is reflected by the long tenure of the executives below, who average more than a decade of service with Hilton.

Name	2021 Target Long-Term Incentive(1) ($)	2022 Target Long-Term Incentive(1) ($)
Christopher J. Nassetta	$18,275,000	$18,275,000
Kevin J. Jacobs	$4,697,500	$5,600,000
Matthew W. Schuyler	$2,559,550	$2,717,398
Christopher W. Silcock	$1,606,500	$2,549,684
Kristin A. Campbell	$2,198,715	$2,338,356
(1)The dollar values above represent the nominal amounts used to determine the number of PSUs, RSUs and stock options granted. For the grant date fair value of the 2022 awards computed in accordance with FASB ASC Topic 718, see the SCT and “Grants of Plan-Based Awards.”
2022 LTI GRANTS
In February 2022, the Committee granted LTI awards at 100% of target. Grants under the LTI program were delivered using a blended equity portfolio, with 25% of the total LTI award amount for each NEO delivered in stock options, 25% in RSUs and 50% in PSUs, as summarized in the table below. The largest portion of the total equity award takes the form of PSUs to incentivize our NEOs to achieve our most critical long-term objectives, with the remaining portion equally split between stock options and RSUs to promote retention, serve as a linkage to stockholder value and increase NEOs’ ownership interest in the Company.

Pay Element	Form	Key Characteristics
LTI	Equity	PSUs: 50%(1) Maximum Payout: 2x target	Vest at the end of a 3-year period
		Stock Options: 25%	Vest ratably over 3 years
		RSUs: 25%(1)	Vest ratably over 2 years
(1)PSUs and RSUs accrue dividend equivalents payable in cash following vesting, to the extent the underlying award vests. No dividend equivalents are paid unless the underlying PSUs or RSUs vest.
TARGET SETTING FOR PSUs
Our PSU targets are aligned with our long-term strategic priorities and are designed so that a target payout requires achievement of stretch goals at the end of a three-year period. For 2022 targets, the Committee considered the performance level necessary to achieve strong market share, grow our footprint while maintaining quality, utilize our balance sheet for only highly strategic investments and have disciplined use of capital expenditures and management of general and administrative expenses through relentless prioritization.
When setting targets, the Committee takes into consideration historical performance, as well as the results of our comprehensive budgeting and forecasting process. The forecasting process is extensive and our modeling takes into account upside/downside scenarios and sensitivity analysis. For NUG CAGR, the target was also based on historical performance over the prior 10 years. For RPI Growth, the target was based on 10-year historical stretch targets for RPI growth.
The unforeseen and unprecedented effects of the pandemic materially impacted our business performance and introduced market volatility. In setting the performance range around target, the Committee considered the uncertainty due to the pandemic and the outsized volatility of its impact on the hospitality industry. The Committee was focused on setting a target that would be appropriately challenging during a period of ongoing recovery, as well as the potential for unintended upside if travel during the pandemic were to rebound more quickly than anticipated. Therefore, the Committee continued to set threshold and maximum as a wide range around target (i.e., at 20% to 30% or more), making it more difficult to achieve maximum payout.

34	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
PSUs GRANTED IN 2022
For the PSUs granted in February 2022, the Committee chose four equally weighted metrics as performance measures, consistent with those selected in 2021: FCF per share, Adjusted EBITDA, NUG CAGR and RPI Growth. The Committee selected these metrics, which represent key performance indicators used by the Company and our stockholders, to assess our recovery from the impact of the pandemic, provide a foundation for long-term growth and promote long-term stockholder value creation, as described in greater detail below. In addition, the Committee reduced the overlap of performance metrics in the annual cash incentive program and the LTI program by reducing the weighting of the Adjusted EBITDA component in the PSUs from 50% to 25% beginning in 2020.
We have continued our historical practice of using a performance period that ends after three years for PSUs. The NUG CAGR metric is based on a three-year performance measurement period. The FCF per share, Adjusted EBITDA and RPI Growth metrics are based on a final-year measurement in the third year of the vesting period. The Committee considers final-year measurement attributable to a three-year period because the target level was determined after modeling the performance that we would need to achieve over the entire three-year period in order to be positioned to attain final-year goals.
All of the PSUs granted in 2022 vest at the end of a three-year period beginning on January 1, 2022 and ending on December 31, 2024. The Committee will determine the number of PSUs earned based on the level of achievement of each of the four performance measures after the performance period. Based on the level of achievement, the percentage of the award earned can range from zero to 200% of target. We will disclose the achievement results and any payouts, along with retroactively disclosing the targets for the metrics that do not cause competitive harm, after the awards vest.

Weighting	Metric	Why We Selected These Metrics	Performance Period(1)
25%	FCF per share(2)
FCF measures the Company’s ability to generate cash from its operations to allow for the return of capital to stockholders in the form of dividends or share repurchases and FCF per share emphasizes Company performance and value creation through disciplined capital allocation over the long-term. It is also a measure used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry
•Final-year measurement (3rd year of period: January 1, 2024 - December 31, 2024)
25%	Adjusted EBITDA(3)
Adjusted EBITDA is among the measures used by the Company to evaluate its financial condition and results of operations on a comparable period-over-period basis and to make day-to-day operating decisions. It is also a measure frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry
•Final-year measurement (3rd year of period: January 1, 2024 - December 31, 2024)
25%	NUG CAGR(4)
NUG focuses on one of the Company’s strategic objectives, the continued expansion of its global presence and fee-based business. We believe it is an important operational growth driver and meaningful measure for many investors
•Three-year measurement (January 1, 2022 - December 31, 2024)
25%	RPI Growth(5)
RevPAR correlates to two key drivers of operations at a hotel or group of hotels: occupancy and average daily rate. RevPAR Index measures a hotel's relative share of its segment’s RevPAR and indicates whether the Company’s hotels have outperformed other hotels in its competitive set. We also believe it demonstrates to hotel owners the strength of our brands
•Final-year measurement (3rd year of period: January 1, 2024 - December 31, 2024)
(1)We have continued our historical practice of using a performance period that ends after three years for PSUs. The NUG CAGR metric is based on a three-year performance measurement period. The FCF per share, Adjusted EBITDA and RPI Growth metrics are based on a final-year measurement after three years. The Committee considers final-year measurement attributable to a three-year period because the target level was determined after modeling the performance that we would need to achieve over the entire three-year period in order to be positioned to attain final-year goals.
(2)FCF per share is calculated as: (a) net cash provided by (used in) operating activities reported in accordance with GAAP, less (b) capital expenditures as disclosed by the Company in reports filed with or furnished to the SEC, plus (c) costs and expenses, including tax payments, relating to asset purchases and disposals, less (d) the net impact on annual adjusted free cash flow resulting from any loyalty program advanced point sales and less (e) the impact of other non-recurring cash items; the result of which is divided by (f) the reported diluted weighted average number of shares outstanding for the calendar year being measured.
(3)Adjusted EBITDA is calculated as set forth in "Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(4)NUG represents the Company’s management and franchise hotel portfolio room growth over a specified period, calculated as the total management and franchise hotel room count as of the end of the performance period less the count at the beginning of the performance period, excluding the impact of any portfolio acquisition or disposition. NUG CAGR means the compound annual growth rate at which the total management and franchise hotel room count for the final year of the performance period grew relative to the first year of the performance period, assuming a steady growth rate.
(5)RevPAR is calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period. RevPAR Index is calculated as the weighted average of the Company’s relative share of RevPAR compared to each hotel’s competitive set, as calculated by STR, Inc. and related institutions, for the Company’s comparable hotels as of the end of the period. RevPAR Index Growth is calculated as the RevPAR Index for the last year of the performance period less the RevPAR Index for the year preceding, using the Company’s comparable hotels as of the end of the performance period.

Hilton	PROXY STATEMENT	35

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
PAYOUT OF 2020 PSUS AS MODIFIED IN 2020
In March 2023, the Committee certified performance at 174% of target based on the performance level achieved through December 31, 2022, as illustrated below. As our strong financial results show, we made significant progress in our post-pandemic recovery throughout 2022, growing RevPAR by 42.5% YOY and Adjusted EBITDA by 60% YOY. We saw a meaningful increase in demand for travel and tourism and continued to expand our global presence adding new destinations to our portfolio. Overall, we are pleased with the continued progress we have made over the last year, and are confident that Hilton is well positioned as we enter a new era of travel.

Performance Metrics(1)
FCF per share(2) (25%)	NUG CAGR (25%)

Adjusted EBITDA (25%)	RPI Growth(2) (25%)

Actual Achievement
Actual Achievement in Year Targets were Established

Total 2020 PSU Payout: 174%

(1)Details regarding the metrics are described above under “PSUs granted in 2022.”
(2)Amounts for FCF per share and RPI Growth are not disclosed as doing so could create competitive harm.
Similar to last year, we have disclosed target levels above compared to actual achievement for the year the targets were established for all PSU metrics in order to enhance transparency in response to 2021 stockholder feedback. Our full response to 2021 stockholder feedback is included on page 28 of our 2022 proxy statement. Further, we have retroactively disclosed the targets for two of the 2020 PSU metrics (NUG CAGR and Adjusted EBITDA). At this time, the Board has determined that disclosing the targets for the other two metrics (FCF per share and RPI Growth), even retroactively, could create competitive harm. We have historically disclosed targets each year since we began granting PSUs, with the exception of FCF per share and RPI Growth, which we commit to disclosing retroactively at such time that disclosures would not create competitive harm.

36	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
TREATMENT OF LTI AWARDS UPON TERMINATION, CHANGE IN CONTROL ("CIC") OR RETIREMENT
Each equity-based award subjects the holder to restrictive covenants, including post-employment covenants not to solicit the Company’s Team Members or customers and not to compete against the Company for 12 months following any termination of employment, and indefinite covenants covering trade secrets, confidentiality and non-disparagement. Under the award agreements, if there is a restrictive covenant violation or the Company determines after termination that grounds for a termination for cause existed, the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or other disposition or distributions in respect of the equity award and any shares issued in respect thereof. Further, each of these executives’ equity-based awards is subject to the Company’s Clawback Policy (described in the “Clawback Policy” section). Additional provisions are outlined in the table below.

Award Type	Provisions for Unvested Awards
PSUs
•Death or “disability” (as defined in the Incentive Plans) – Prorated portion will immediately vest at target levels(1)
•“Change in control” (as defined in the Incentive Plans) – Immediate vesting occurs only if there is a qualifying termination (as described in the applicable award agreement) within 12 months following a change in control (a “double trigger”)(2)
•Retirement – Prorated portion will remain outstanding and eligible to vest at the end of the performance period based on actual performance(1)(3)
•Other reasons – Forfeited unvested(4)

Restricted Stock Units
•Death or disability – Immediately vest
•Change in control – Immediate vesting occurs only upon a double trigger(2)
•Retirement – Continue to vest according to the original vesting schedule(3)
•Other reasons – Forfeited unvested(4)

Stock Options(5)
•Death or disability – Immediately vest and become exercisable
•Change in control – Immediate vesting occurs only upon a double trigger(2)
•Retirement – Continue to vest according to the original vesting schedule(3)
•Other reasons – Forfeited unvested(4)

(1)Prorated based on the number of days in the applicable three-year period that have elapsed prior to termination.
(2)Upon a change in control without a qualifying termination event, unvested awards continue to vest according to their original schedule. For PSUs, the number of units subject to each award will be based on actual performance through the most recently completed fiscal quarter prior to the change in control or at a level as determined by the Committee in its good faith discretion.
(3)"Retirement” is defined as a termination of employment for any reason (other than for cause when grounds for cause exist or due to death or disability) after having reached age 55 and achieved at least 10 years of service, provided that the grant was made at least 6 months prior to the executive’s retirement.
(4)Termination for any other reason generally results in forfeiture of all unvested awards.
(5)Upon death or disability, vested options remain exercisable for one year. Upon a double trigger following change in control, vested options remain exercisable for 90 days. Upon retirement, vested options generally remain exercisable until five years from retirement. Upon termination for cause or a violation of specified restrictive covenants, all vested and unvested options terminate and all other unvested awards are forfeited. Upon termination for other reasons, vested options remain exercisable for 90 days. In no case will options remain exercisable later than the original expiration date.

Hilton	PROXY STATEMENT	37

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
EXECUTIVE COMPENSATION PEER GROUP
To gain an understanding of current compensation practices and assess the competitiveness of our compensation program, the Committee reviews pay of executives serving in similar positions at peer companies. The external market data reviewed for 2022 included peer group proxy data and broad industry-comparative compensation surveys. The Committee reviews the composition of the peer group on an annual basis in consultation with its independent compensation consultant and considers:

Industries that attract and retain similar talent
Global presence and brand recognition
Comparable size based on annual revenue, system-wide revenue (approximately $49 billion(1)), market capitalization, Adjusted EBITDA and number of Team Members
(1)System-wide revenue reflects estimated revenues of franchised properties, in addition to revenues from properties managed, owned or leased by Hilton.
2022 PEER GROUP COMPANIES
As part of its annual review in August 2022, the Committee evaluated and approved maintaining the existing peer group. The peer group consists of 17 hospitality, travel and global consumer brands and restaurants that have a similar corporate structure, global presence, brand recognition and that compete with the Company for talent. This is the peer group the Committee referenced when determining 2022 base salaries, target annual cash incentives and target LTI for our executive officers.

Hospitality	Travel	Global Consumer Brands & Restaurants

Hyatt Hotels Corporation Marriott International, Inc. Wyndham Hotels & Resorts, Inc.	Booking Holdings Inc. Carnival Corporation Expedia Group, Inc. Las Vegas Sands Corporation MGM Resorts International Royal Caribbean Cruises, Ltd. United Airlines Holdings, Inc. Wynn Resorts, Limited	Capital One Financial Corporation McDonald’s Corporation NIKE, Inc. Starbucks Corporation The Walt Disney Company YUM! Brands, Inc.

38	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
OTHER BENEFITS AND PERQUISITES

General Benefits
•Health and Welfare Benefits – We offer our eligible Team Members, including NEOs, benefits including group health, dental and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability or death, and the NEOs participate in these plans on the same basis as all other Team Members.

Retirement Savings Benefits
•401(k) Plan – We also offer our eligible Team Members, including NEOs, a tax-qualified 401(k) plan that matches 100% of Team Member contributions up to 3% of eligible compensation and 50% of Team Member contributions on the next 2% of eligible compensation.
•Executive Deferred Compensation Plan (“EDCP”) – We previously offered the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings through Hilton’s EDCP. Those eligible to participate in the EDCP could elect to defer up to 80% of their annual salary and up to 100% of their bonus. As of December 31, 2018, the EDCP was frozen, meaning no new participants may enter the plan and no compensation that is earned after December 31, 2018 may be deferred. Additional information about the EDCP is reflected under “2022 Nonqualified Deferred Compensation.”

Perquisites
•Limited Program – We provide limited perquisites to our NEOs when determined to be necessary and appropriate. The value of the NEOs’ perquisites and other personal benefits are reflected in the “All Other Compensation” column of the SCT and the accompanying footnote. The cost of these benefits has historically been a small percentage of the overall compensation package. We believe that these benefits and perquisites are competitive in our industry and consistent with our overall compensation philosophy.
•All NEOs – Through our travel perquisite program, we encourage our executive officers and non-employee directors to travel and experience our properties around the world. The travel perquisite program provides our executive officers and non-employee directors and their accompanying family members with Company-paid rooms, food and beverage and on-site services while on personal travel at Company-branded hotels. We believe that staying at our properties for non-business, leisure travel serves an important business purpose as it allows our executive officers and non-employee directors to gain a better understanding and appreciation of our operations, bring that understanding back to their roles and provide more meaningful feedback and input into their functions. Executive officers and non-employee directors are encouraged and expected to interact with property management and attend staff meetings during their stay and to provide feedback about their stay. From time to time, our executives and non-employee directors may also receive complimentary rooms at Company-branded hotels at the discretion of our individual hotel owners, as is customary in our industry. In addition, we provide our NEOs with the opportunity for an annual physical examination and identity theft protection coverage.
•CEO – In connection with the termination of Mr. Nassetta’s employment agreement prior to our initial public offering in 2013, we agreed that he would continue to be entitled to the same perquisites he was entitled to under the employment agreement, in accordance with any applicable Company policies in effect from time to time, but on terms no less favorable than the terms set forth in the employment agreement. Accordingly, we provide Mr. Nassetta with a life insurance benefit for his family, Mr. Nassetta and his family are authorized to use Company aircraft for personal and business travel and to stay at any Company-branded hotels free of charge. It is the Company’s preference that Mr. Nassetta use Company aircraft for travel due to security reasons and the global nature of our business. This method of travel enables Mr. Nassetta to efficiently respond to business priorities and to use travel time in a productive manner for the Company.

PENSION BENEFITS
Mr. Silcock participates in a defined benefit pension plan, the Hilton U.K. Pension Plan (the “U.K. Pension Plan”), because of his service in the U.K. Mr. Silcock ceased further pensionable service under the U.K. Pension Plan in 2009. See “2022 Pension Benefits” for a description of these defined benefit pension plans.
SEVERANCE PLAN
The Committee believes that a carefully structured severance plan is necessary to attract and retain talent. Our severance plan allows executives to focus their attention and energy on making objective business decisions that are in the best interest of stockholders. In addition, the Committee believes that the interests of our stockholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.
Under the terms of the executive severance plan (the “Severance Plan”) approved by the Committee, if an eligible executive’s employment is terminated by us without “cause,” or if the eligible Team Member terminates his or her employment for “good reason” (each, a “qualifying termination”), then, subject to the eligible Team Member's execution and non-revocation of a release of claims against us, continued compliance with restrictive covenants related to post-employment non-solicitation and non-compete covenants for one year following termination, and indefinite covenants covering confidentiality and non-disparagement, the executive will be eligible to receive a severance payment amount based on their position, base salary and target bonus. Under the terms of the Severance Plan, our NEOs will be eligible to receive a severance payment equal to 2.0 times (2.99 times in the case of Mr. Nassetta) the sum of his or her annual base salary and annual target bonus at the time of termination, paid in a lump sum. In addition, upon a qualifying termination, the NEO will be entitled to certain continued health and welfare benefits, as described under “Potential Payments Upon Termination or Change in Control.”
The NEOs will also be entitled to the same level of severance upon a qualifying termination in connection with a change in control except that severance may be reduced if doing so would result in the executive realizing a better after-tax result following the imposition of any applicable golden parachute excise taxes under Internal Revenue Code Section 4999.
In addition to the Severance Plan, any compensation and benefits to be made in connection with a separation are determined at the discretion of the Committee and may be based on the executive, his or her position, the nature of the separation and the respective executive’s compliance with specified post-termination restrictive covenants.

Hilton	PROXY STATEMENT	39

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
KEY EXECUTIVE COMPENSATION PRACTICES
We follow key executive compensation practices that promote good governance and serve the interests of our stockholders, as summarized below.

What We Do:
Emphasize long-term performance – Our LTI program is designed to focus executives on long-term stockholder value and emphasize achievement of strategic objectives over the next several years.
Engage an independent compensation consultant – The Committee’s consultant does not provide any other services to the Company.

Apply double trigger vesting in the event of a change in control – Cash severance benefits are payable and vesting of equity awards is accelerated only upon a “double trigger,” meaning when an executive’s employment is terminated following a change in control.

Provide limited perquisites – Our NEOs receive perquisites consistent with industry practices and, in addition, participate in the same Company-wide plans and programs offered to all eligible Team Members. We do not provide club memberships, personal financial or tax advice or private security.

Apply a clawback policy – The Committee has discretion to recover incentive compensation paid or awarded based on financial results impacted by fraud or misconduct.
Evaluate share utilization – The Committee annually reviews share utilization, burn rate and dilution levels resulting from our compensation practices.
Establish caps on maximum payouts – The Committee sets maximum amounts that may be payable for annual cash incentive compensation and long-term PSUs.
Robust stock ownership guidelines – Our executives have robust stock ownership guidelines in place; our CEO is expected to own 8 times base salary and our NEOs are expected to own 3 times base salary.

What We Do Not Do:

Provide employment agreements (unless required by local law outside the U.S.) or individual change in control agreements for our NEOs – The Committee has determined that employment agreements are not necessary to attract members of our executive team.

Allow pledging, hedging or short-sale transactions – Per our Insider Trading Policy, all covered persons (including officers and directors) are prohibited from purchasing Company securities on margin or pledging Company securities as collateral. Further, we do not permit short sales or the purchase or sale of derivative instruments based on the Company’s securities.

Reprice or buyout underwater stock options – Our Incentive Plans do not permit the repricing or substitution of underwater stock options except with stockholder approval. Our Incentive Plans also do not permit the grant of stock options with below-market exercise prices, except in connection with certain corporate transactions.

Pay dividends or dividend equivalents on any unvested equity awards prior to vesting – Our Incentive Plans and associated award agreements prohibit the payment and delivery of dividends and dividend equivalents on unvested RSUs and PSUs, unless and until the underlying award vests.

Provide tax gross-ups – We do not provide tax gross-ups.
OWNERSHIP POLICY
We have a long-standing executive stock ownership policy for our NEOs. Each of our NEOs is expected to own shares of our common stock in the amounts shown below within five years from the date the NEO first becomes subject to the policy. In November 2022, we benchmarked our policy compared to our peer group. The Committee decided to position our ownership multiple at the highest level implemented by our peers by increasing the multiple for the CEO from six to eight times his base salary.

Role	Salary Multiple
CEO	8 times base salary
Other Executive Officers	3 times base salary
Each NEO currently satisfies the stock ownership requirement above. Under this requirement, executives may not dispose of any shares of the Company they acquire, including, but not limited to, any shares of vested restricted stock, any shares underlying vested restricted stock units, net of taxes, or any shares acquired upon the exercise of any stock options, net of taxes and payment of any exercise price, in each case, received from grants made until the ownership requirements are satisfied. This restriction does not apply to any shares of our common stock received by the executive in exchange for his or her equity held prior to our IPO.

40	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
CLAWBACK POLICY
We have an existing clawback policy for our incentive compensation. The Committee determined that it may be appropriate to recover annual and/or LTI compensation from its current or former officers subject to reporting under Section 16 of the Exchange Act or any other Team Member designated by the Committee in specified situations. These situations include if such Team Member was overpaid as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such Team Member’s fraud, willful misconduct or gross negligence. If these situations occur, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.
We will update our existing clawback policy in accordance with the applicable SEC and NYSE rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act, as required.
STOCK AWARD GRANTING POLICY
The annual grant of stock-based awards to our NEOs is approved on the date of the first regularly scheduled Committee meeting of the calendar year (typically held in the first quarter). In addition to annual awards, other grants may be awarded at other times: (1) to attract new hires; (2) to recognize Team Members for special achievements or for retention purposes; (3) to new Team Members as a result of the acquisition of another company; or (4) as may be desirable and prudent in other special circumstances. The exercise price of stock options is the closing market price of our common stock on the date of grant. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.
RISK CONSIDERATIONS
The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes the following design features:
•Balances fixed versus at-risk compensation
•Balances short-term cash and LTI compensation
•Provides that at-risk compensation is based on a variety of qualitative and quantitative performance goals, including the Company’s stock price, the Company’s overall financial performance and the performance of specific strategic non-financial objectives
•Caps the executives’ incentive compensation opportunities
•Provides the Committee with discretion to reduce the annual incentive amount awarded
•Specifies robust stock ownership requirements
•Provides for a clawback of the executive’s compensation in specified circumstances
•Prohibits pledging and hedging of Company stock
IRS CODE SECTION 162(m)
Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction for any compensation in excess of one million dollars paid to NEOs. Due to amendments to Section 162(m), the “performance-based compensation” exception is no longer available for compensation paid with respect to fiscal year 2018 and future years (unless paid pursuant to certain pre-November 2, 2017 contractual arrangements). While the Committee takes the deductibility limitations of Section 162(m) into account in its compensation decisions, we expect to authorize compensation payments that are not exempt under Section 162(m) when the Committee believes that such payments are appropriate to attract or retain talent.
COMPENSATION COMMITTEE REPORT
The Committee has discussed and reviewed the above CD&A with management. Based upon this review and discussion, the Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Submitted by the Compensation Committee of the Board of Directors:
Judith A. McHale, Chair
Melanie L. Healey
Douglas M. Steenland, Lead Independent Director

Hilton	PROXY STATEMENT	41

SUMMARY COMPENSATION TABLE
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3)(4) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(4)(6) ($)	Total ($)
Christopher J. Nassetta President & Chief Executive Officer	2022	$1,300,000	—	$13,705,998	$4,568,718	$3,412,500	—	$545,722	$23,532,938

	2021	$1,255,000	—	$13,706,216	$4,568,720	$3,351,563	—	$403,749	$23,285,248

	2020(7)	$350,000	—	$49,518,248	$4,568,730	$1,072,500	—	$361,161	$55,870,639
Kevin J. Jacobs Chief Financial Officer & President, Global Development	2022	$940,625	—	$4,199,776	$1,399,976	$1,543,750	—	$12,200	$8,096,327

	2021	$896,202	—	$3,522,996	$1,174,339	$1,442,000	—	$40,547	$7,076,084

	2020(7)	$718,750	—	$9,615,437	$937,488	$577,500	—	$11,400	$11,860,575
Matthew W. Schuyler EVP & Chief Brand Officer	2022	$764,845	—	$2,037,811	$679,323	$1,207,263	—	$27,923	$4,717,165

	2021	$742,567	—	$1,919,473	$639,883	$1,157,463	—	$40,833	$4,500,219

	2020(7)	$594,712	—	$6,536,102	$621,234	$478,500	—	—	$8,230,548
Christopher W. Silcock(8) EVP & Chief Commercial Officer	2022	$611,106	—	$1,912,153	$637,380	$1,013,244	—	$202,390	$4,376,273

	2021	$662,921	—	$1,204,704	$401,624	$1,065,848	$67,221	$219,075	$3,621,393

	2020(7)	$500,417	$184,519	$3,457,879	$339,999	$396,322	$80,223	$168,723	$5,128,082
Kristin A. Campbell EVP, General Counsel	2022	$760,625	—	$1,753,498	$584,542	$1,223,854	—	$48,911	$4,371,430

	2021	$738,470	—	$1,648,957	$549,641	$1,151,077	—	$11,600	$4,099,745

	2020(7)	$592,173	—	$5,851,686	$533,658	$475,860	—	$11,400	$7,464,777
(1)Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under the Company’s Team Member benefit plans. For 2020, Mr. Nassetta chose to forgo his base salary at the outset of the pandemic from April 2020 through the end of the year.
(2)For Mr. Silcock, the amount for 2020 represents a special bonus in recognition of his expanded responsibilities to oversee the re-organized commercial organization, including the Marketing, Loyalty and Partnerships and Technology organizations.
(3)Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 14: “Share-Based Compensation” of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The amounts for the PSUs included within the total "Stock Awards" column reflect the grant date fair value based upon the probable outcome of the performance conditions (as described under "PSUs Granted in 2022") as of the grant date. Assuming the highest level of performance achievement, the aggregate grant date fair value of the 2022 PSUs would have been: Mr. Nassetta — $18,274,764, Mr. Jacobs — $5,599,801, Mr. Schuyler — $2,717,183, Mr. Silcock — $2,549,638 and Ms. Campbell — $2,338,097.
(4)In accordance with the SEC’s rules, any dividend equivalents that accrued on the executives’ RSUs and PSUs are not reported above because dividends were factored into the grant date fair value of these awards.
(5)For 2022, the annual change in pension value was ($158,209) for Mr. Silcock, but it is not reflected in the table pursuant to SEC regulations regarding negative amounts. Amounts reported represent the aggregate change in the actuarial present value of Mr. Silcock’s accumulated benefits under his defined benefit pension plan. The actuarial present value is the sum that would be payable should Mr. Silcock choose to transfer his benefits from the U.K. Pension Plan in full as of December 31, 2022, 2021 and 2020. For discussion on the U.K. Pension Plan and assumptions used, refer to Note 13: "Employee Benefit Plans" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The Company does not provide any of its executives with any above-market or preferential earnings on nonqualified deferred compensation.

42	PROXY STATEMENT	Hilton

SUMMARY COMPENSATION TABLE
(6)For a description of our perquisites, see “Other Benefits and Perquisites” in the CD&A. Perquisites and other personal benefits for an NEO are excluded if the total value of all such perquisites and personal benefits is less than $10,000. Amounts in the "All Other Compensation" column for 2022 include:

Name	Company 401(k) Match(a) ($)	Insurance Premiums(b) ($)	Personal Use of Company Aircraft(c) ($)	Executive Physical ($)	Other(d) ($)	Total ($)
Christopher J. Nassetta	$12,200	$7,525	$498,865	$3,750	$23,382	$545,722
Kevin J. Jacobs	$12,200	—	—	—	—	$12,200
Matthew W. Schuyler	—	—	—	—	$27,923	$27,923
Christopher W. Silcock(8)	—	—	—	$493	$201,897	$202,390
Kristin A. Campbell	$12,200	—	—	$3,750	$32,961	$48,911
(a)Company contributions to the 401(k) for Mr. Nassetta, Mr. Jacobs and Ms. Campbell.
(b)Employer-paid premiums for Mr. Nassetta’s executive life insurance policy.
(c)The amount reported reflects incremental costs of $498,308 for personal use of Company and charter aircraft by Mr. Nassetta (and by members of his family and guests). Personal use of Company aircraft is determined by calculating an hourly variable rate (e.g., fuel, catering, certain maintenance costs, landing fees, crew travel and other miscellaneous variable costs) for the aircraft and then multiplying the result by the hours flown for personal use and flight hours for plane repositioning (or “deadhead”) flights associated with personal use of Company aircraft. The amount does not include the fixed costs that do not change based on usage, such as crew salaries and hangar storage costs. In addition, family members and guests of Mr. Nassetta occasionally accompany him on business travel on Company aircraft, for which we incurred $557 of incremental costs attributable to the total catering costs incurred on such flights. Incremental costs for any personal use of charter aircraft reflect the full cost charged to the Company for the charters.    For 2022, a significant portion of the aircraft amount was driven by an increase in fuel costs.
(d)Reflects all employer-paid expenses incurred at Company-branded hotels while on personal travel under our travel perquisite program: Mr. Nassetta (and members of his family) — $23,382; Mr. Schuyler — $27,722; and Ms. Campbell — $21,332. For each stay, we included the full nightly room rate charged by the hotel, associated room taxes and fees, parking, food and beverage charges and other on-site services. For Mr. Schuyler, this column also includes expenses associated with his spouse attending business events and identity theft protection coverage. For Mr. Silcock, the amount reflects benefits which are customary for the region: his election to receive cash in lieu of participation in a defined contribution pension plan — $183,332; car allowance — $13,736; and long-term disability coverage — $4,829.
(7)For 2020, the "Stock Awards" and "Total" columns include the impact of the accounting treatment of modified awards; for details, see pages 38 and 45 of our 2021 proxy statement.
(8)Mr. Silcock’s cash compensation (i.e., salary, non-equity incentive plan compensation and all other compensation) is denominated and paid in GBP; the amounts reported above reflect the average exchange rate of 1.23751, 1.38271 and 1.28380 USD per GBP for the years ended December 31, 2022, 2021 and 2020, respectively.

Hilton	PROXY STATEMENT	43

2022 GRANTS OF PLAN-BASED AWARDS
The following table sets forth grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Nassetta	Annual Cash Incentive	—	$60,938	$1,950,000	$3,900,000	—	—	—	—	—	—	—
	RSUs	2/25/22	—	—	—	—	—	—	30,322	—	—	$4,568,616
	Stock Options	2/25/22	—	—	—	—	—	—	—	89,320	$150.67	$4,568,718
	PSUs	2/25/22	—	—	—	30,322	60,645	121,290	—	—	—	$9,137,382
Kevin J. Jacobs	Annual Cash Incentive	—	$23,750	$950,000	$1,900,000	—	—	—	—	—	—	—
	RSUs	2/25/22	—	—	—	—	—	—	9,291	—	—	$1,399,875
	Stock Options	2/25/22	—	—	—	—	—	—	—	27,370	$150.67	$1,399,976
	PSUs	2/25/22	—	—	—	9,291	18,583	37,166	—	—	—	$2,799,901
Matthew W. Schuyler	Annual Cash Incentive	—	$38,458	$769,153	$1,538,306	—	—	—	—	—	—	—
	RSUs	2/25/22	—	—	—	—	—	—	4,508	—	—	$679,220
	Stock Options	2/25/22	—	—	—	—	—	—	—	13,281	$150.67	$679,323
	PSUs	2/25/22	—	—	—	4,508	9,017	18,034	—	—	—	$1,358,591
Christopher W. Silcock	Annual Cash Incentive(4)	—	$30,704	$614,087	$1,228,174	—	—	—	—	—	—	—
	RSUs	2/25/22	—	—	—	—	—	—	4,230	—	—	$637,334
	Stock Options	2/25/22	—	—	—	—	—	—	—	12,461	$150.67	$637,380
	PSUs	2/25/22	—	—	—	4,230	8,461	16,922	—	—	—	$1,274,819
Kristin A. Campbell	Annual Cash Incentive	—	$38,245	$764,909	$1,529,818	—	—	—	—	—	—	—
	RSUs	2/25/22	—	—	—	—	—	—	3,879	—	—	$584,449
	Stock Options	2/25/22	—	—	—	—	—	—	—	11,428	$150.67	$584,542
	PSUs	2/25/22	—	—	—	3,879	7,759	15,518	—	—	—	$1,169,049
(1)Reflects the possible payouts under the 2022 annual cash incentive program. Amounts reported in the “Threshold” column assume that the NEO only earns the minimum payout for the performance objective that has been assigned the lowest weighting. The actual amounts paid are described in the “Non-Equity Incentive Plan Compensation” column of the SCT.
(2)As described in further detail under "LTI Program" and “PSUs Granted in 2022," the PSUs granted were based on four equally weighted metrics, FCF per share, Adjusted EBITDA, NUG CAGR and RPI Growth, and will vest after a three-year period ending on December 31, 2024. Amounts reported in the “Threshold” column assume that 50% of the target PSUs will vest and amounts reported in the “Maximum” column assume that 200% of the target PSUs will vest.
(3)Computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 14: “Share-Based Compensation” of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
The stock options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NYSE on the date of grant. The grant date fair value of the PSUs were computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions, as described under “PSUs Granted in 2022” as of the grant date.
(4)For Mr. Silcock, the annual cash incentive amounts reported above were converted to USD as described under “Base Salary.”

44	PROXY STATEMENT	Hilton

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END
The following table sets forth outstanding equity awards held by our NEOs as of December 31, 2022.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1)(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
Christopher J. Nassetta	2/19/14	74,977	—	$45.46	2/19/24	—		—	—	—
	2/10/15	71,125	—	$57.99	2/10/25	—		—	—	—
	2/18/16	114,289	—	$41.41	2/18/26	—		—	—	—
	2/27/17	124,007	—	$58.02	2/27/27	—		—	—	—
	3/1/18	166,452	—	$79.35	3/1/28	—		—	—	—
	2/28/19	204,577	—	$83.10	2/28/29	—		—	—	—
	3/3/20	141,864	70,932	$93.33	3/3/30	—		—	—	—
	3/3/21	37,008	74,018	$123.13	3/3/31	18,553	(5)	$2,344,357	129,868	$16,410,120
	2/25/22	—	89,320	$150.67	2/25/32	30,322	(5)	$3,831,488	90,968	$11,494,716
Kevin J. Jacobs	2/28/19	12,848	—	$83.10	2/28/29	—		—	—	—
	3/3/20	14,555	14,555	$93.33	3/3/30	—		—	—	—
	3/3/21	9,512	19,026	$123.13	3/3/31	4,769	(5)	$602,611	33,382	$4,218,150
	2/25/22	—	27,370	$150.67	2/25/32	9,291	(5)	$1,174,011	27,876	$3,522,411
Matthew W. Schuyler	2/19/14	18,744	—	$45.46	2/19/24	—		—	—	—
	2/10/15	17,442	—	$57.99	2/10/25	—		—	—	—
	2/18/16	27,556	—	$41.41	2/18/26	—		—	—	—
	2/27/17	29,565	—	$58.02	2/27/27	—		—	—	—
	3/1/18	19,782	—	$79.35	3/1/28	—		—	—	—
	2/28/19	28,462	—	$83.10	2/28/29	—		—	—	—
	3/3/20	19,290	9,645	$93.33	3/3/30	—		—	—	—
	3/3/21	5,183	10,367	$123.13	3/3/31	2,598	(5)	$328,283	18,188	$2,298,236
	2/25/22	—	13,281	$150.67	2/25/32	4,508	(5)	$569,631	13,526	$1,709,145
Christopher W. Silcock	2/19/14	4,685	—	$45.46	2/19/24	—		—	—	—
	2/10/15	4,986	—	$57.99	2/10/25	—		—	—	—
	2/18/16	11,905	—	$41.41	2/18/26	—		—	—	—
	2/27/17	15,638	—	$58.02	2/27/27	—		—	—	—
	3/1/18	10,513	—	$79.35	3/1/28	—		—	—	—
	2/28/19	13,994	—	$83.10	2/28/29	—		—	—	—
	3/3/20	10,557	5,279	$93.33	3/3/30	—		—	—	—
	3/3/21	3,253	6,507	$123.13	3/3/31	1,631	(5)	$206,093	11,416	$1,442,526
	2/25/22	—	12,461	$150.67	2/25/32	4,230	(5)	$534,503	12,692	$1,603,761
Kristin A. Campbell	2/28/19	24,578	—	$83.10	2/28/29	—		—	—	—
	3/3/20	8,285	8,286	$93.33	3/3/30	—		—	—	—
	3/3/21	4,452	8,905	$123.13	3/3/31	2,232	(5)	$282,036	15,624	$1,974,249
	2/25/22	—	11,428	$150.67	2/25/32	3,879	(5)	$490,150	11,640	$1,470,830
(1)Stock options granted in 2014 through 2017 vested in three equal annual installments beginning the following February, on approximately the first anniversary of the grant date. Stock options granted in 2018 through 2022 vest in three equal annual installments beginning on the following March 3, which is approximately the first anniversary of the grant date.
(2)For information on vesting upon specified termination events or a change in control, see “LTI Program” and “Potential Payments Upon Termination or Change in Control.”
(3)Amounts reported are based on the NYSE closing price of our common stock of $126.36 on December 30, 2022, the last trading day of the year, multiplied by the number of outstanding shares.
(4)PSUs vest according to four equally weighted performance metrics (FCF per share, Adjusted EBITDA, NUG CAGR and RPI Growth; defined under “PSUs Granted in 2022") at the end of the performance periods. In the table above, the number and market value of the PSUs reported reflect the following achievement based on the Company’s performance as of December 31, 2022: for 2021 PSUs, FCF per share, Adjusted EBITDA and NUG CAGR reflect maximum and RPI Growth reflects target; for 2022 PSUs, FCF per share and Adjusted EBITDA reflect maximum and NUG CAGR and RPI Growth reflect target. The actual number of units that will be distributed is not yet determinable.
(5)RSUs granted in 2021 and 2022 vest in two equal annual installments beginning on the following March 3, which is approximately the first anniversary of the grant date.

Hilton	PROXY STATEMENT	45

2022 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding options that were exercised and shares that vested during 2022 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Christopher J. Nassetta	—	—	213,382	$27,636,338
Kevin J. Jacobs	—	—	44,747	$5,807,460
Matthew W. Schuyler	—	—	29,087	$3,768,175
Christopher W. Silcock	—	—	23,441	$3,066,852
Kristin A. Campbell	—	—	24,989	$3,237,284
(1)Includes shares received from the vesting of RSUs granted in 2020 and 2021 and the modified 2020 PSUs, and RSUs granted in 2019 for Mr. Silcock.
The modified 2020 PSUs vested on December 31, 2022 and are described above under “Payout of 2020 PSUs as Modified in 2020.” The common stock underlying the modified 2020 PSUs were issued to our NEOs in the following amounts and market values based on our NYSE closing price of $147.58 on March 3, 2023, the date the PSUs settled: 170,354 shares and $25,140,843 for Mr. Nassetta; 34,956 shares and $5,158,806 for Mr. Jacobs; 23,161 shares and $3,418,100 for Mr. Schuyler; 12,675 shares and $1,870,577 for Mr. Silcock; and 19,898 shares and $2,936,547 for Ms. Campbell.
(2)Amounts reported are based on the closing price of our common stock on the NYSE on the vesting date.
2022 PENSION BENEFITS
The table below provides information as of December 31, 2022, for NEO who participates in a defined benefit pension plan and ceased further pensionable service under the plan in 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Christopher J. Nassetta		—	—	—
Kevin J. Jacobs		—	—	—
Matthew W. Schuyler		—	—	—
Christopher W. Silcock	U.K. Pension Plan(2)	5	$292,000	—
Kristin A. Campbell		—	—	—
(1)For discussion on the U.K. Pension Plan and assumptions used in the actuarial present value, refer to Note 13: "Employee Benefit Plans" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(2)The U.K. Pension Plan is a defined benefit pension plan in the U.K., for which benefit payments are payable monthly upon retiring in accordance with the terms of the plan. The funds are invested through a trustee, who has full investment discretion. Mr. Silcock ceased pensionable service in the U.K. Pension Plan in 2009, and has a preserved pension based on his pensionable service and final pensionable salary at that time. Mr. Silcock has not contributed to the plan since then and the only increases applied to his benefit have been annual statutory increases. The purpose of the U.K. Pension Plan is to provide a retirement benefit based on U.K. market practice. The U.K. Pension Plan does not provide special policies such as granting extra years of credited service, however, it provides tax advantages such as tax relief on Team Member contributions and a tax-free cash payment at retirement.

46	PROXY STATEMENT	Hilton

2022 NONQUALIFIED DEFERRED COMPENSATION
The table below provides information as of December 31, 2022, for those NEOs who have a balance in the EDCP.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
Christopher J. Nassetta	—	—	($38,135)	—	$228,323
Kevin J. Jacobs	—	—	—	—	—
Matthew W. Schuyler	—	—	—	—	—
Christopher W. Silcock	—	—	—	—	—
Kristin A. Campbell	—	—	—	—	—
(1)The amount in this column is not reported as compensation for fiscal year 2022 in the SCT since it does not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under our qualified 401(k) plan. Of the available investment options, the one-year rate of return during 2022 ranged from (40.14%) to 2.16%.
(2)The EDCP is frozen and accordingly, Mr. Nassetta made no contributions during fiscal years 2020, 2021 or 2022 and, therefore, no amounts in this column have previously been reported in the SCT.
The EDCP was frozen as of December 31, 2018. While no new participants have been permitted to enter the plan and no new deferrals have been contributed since that date, participants may continue to make investment choices for their existing deferred compensation balances under the plan.
Under our EDCP, specified eligible Team Members were previously permitted to defer up to 80% of their annual salary and up to 100% of their bonus. Contributions to the EDCP consisted solely of participants’ elective deferral contributions and the Company did not provide matching contributions. Eligible Team Members are permitted to make individual investment elections that will determine the rate of return on their deferral amounts. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment gains or losses in the funds are credited to the participants’ accounts daily, net of investment option related expenses. The EDCP does not provide any above-market returns or preferential earnings to participants, and the deferrals and their earnings are always 100% vested.
Participants were permitted to elect to receive in-service distributions of such amounts at the time they made their deferral elections. In addition, upon a showing of financial hardship due to death, illness, accident or similar extraordinary or unforeseeable circumstances, participants may be allowed to access funds in their deferred compensation account before they otherwise would have been eligible. Each participant made two payout elections, one in the case of termination and one in the case of retirement. Benefits can generally be received either as a lump sum payment or in installments over a period not to exceed 20 years in the case of retirement, 5 years in the case of termination and 5 years for in-service distributions. In the event of a change in control, 100% of the value of the eligible Team Members’ deferred compensation accounts will be distributed.

Hilton	PROXY STATEMENT	47

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL
The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans assuming a termination of employment on December 31, 2022. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. Distributions of plan balances that would be made are set forth in the “2022 Nonqualified Deferred Compensation” table.
Because the disclosures in the table assume the occurrence of a termination as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Qualifying Termination(1) ($)	Qualifying Termination Within 12 Months Following CIC ($)	Death or Disability(2) ($)
Christopher J. Nassetta
Cash Severance(1)	$9,717,500	$9,717,500	$1,950,000
Equity Awards(3)	—	$35,743,038	$17,563,625
Continuation of Benefits(4)	$37,567	$37,567	—
Outplacement Services(5)	$17,000	$17,000	—
Other Benefit(6)	$150,000	$150,000	$150,000
Total Value of Benefits	$9,922,067	$45,665,105	$19,663,625
Kevin J. Jacobs
Cash Severance(1)	$3,800,000	$3,800,000	$950,000
Equity Awards(3)	—	$9,777,508	$4,708,421
Continuation of Benefits(4)	$23,096	$23,096	—
Outplacement Services(5)	$17,000	$17,000	—
Other Benefit(6)	$109,615	$109,615	$109,615
Total Value of Benefits	$3,949,711	$13,727,219	$5,768,036
Matthew W. Schuyler
Cash Severance(1)	$3,076,610	$3,076,610	$769,153
Equity Awards(3)	—	$5,120,594	$2,505,276
Continuation of Benefits(4)	$26,915	$26,915	—
Outplacement Services(5)	$17,000	$17,000	—
Other Benefit(6)	$79,874	$79,874	$79,874
Total Value of Benefits	$3,200,399	$8,320,993	$3,354,303
Christopher W. Silcock(7)
Cash Severance(1)	$2,456,348	$2,456,348	$614,087
Equity Awards(3)	—	$3,853,936	$1,841,854
Continuation of Benefits(4)	$5,264	$5,264	—
Outplacement Services(5)	$17,000	$17,000	—
Other Benefit(6)	$7,086	$7,086	$7,086
Total Value of Benefits	$2,485,698	$6,339,634	$2,463,027
Kristin A. Campbell
Cash Severance(1)	$3,059,636	$3,059,636	$764,909
Equity Awards(3)	—	$4,401,961	$2,153,539
Continuation of Benefits(4)	$19,749	$19,749	—
Outplacement Services(5)	$17,000	$17,000	—
Other Benefit(6)	$79,433	$79,433	$79,433
Total Value of Benefits	$3,175,818	$7,577,779	$2,997,881

48	PROXY STATEMENT	Hilton

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
(1)For purposes of the cash severance amounts in the table above, a “qualifying termination” means (x) as defined under the Severance Plan, a termination of employment either by the Company without “cause” or by the executive for “good reason” and (y) as defined under the Incentive Plans, a termination by the Company without “cause.” An executive is not deemed to have experienced a qualifying termination as a result of (a) his or her death or disability or (b) solely as a result of a change in control.
Under the Severance Plan, whether or not in connection with a change in control, each NEO would have been entitled to receive a cash severance amount equal to 2.0 times (2.99 times in the case of Mr. Nassetta) the sum of the executive’s annual base salary and annual cash incentive award payable at target, each as in effect at the date of termination.
If the employment of the NEO was terminated due to death or disability, such executive would have been entitled to receive a prorated bonus. Amounts reported under “Death or Disability” for each NEO reflect each NEO’s target annual bonus for the year ended December 31, 2022.
(2)In the event of death of an NEO, in addition to amounts reported in the table above, each NEO will receive benefits from third-party payors under our employer-paid premium life insurance plans. Mr. Silcock is eligible for four times his base salary at death. All of our other NEOs are eligible for one times their regular annual eligible wages at death. In addition, the Company has provided Mr. Nassetta with additional executive life insurance with a $10,500,000 death benefit. Therefore, if such benefits were triggered for the NEOs on December 31, 2022 under our life insurance plans the legally designated beneficiary(ies) of each NEO would have received the following amounts: Mr. Nassetta — $13,000,000; Mr. Jacobs — $1,479,000; Mr. Schuyler — $1,226,000; Mr. Silcock — $2,456,350; and Ms. Campbell — $1,219,000.
(3)Amounts represent the value of the acceleration of any unvested equity awards, assuming the acceleration occurred on December 31, 2022 and based on our NYSE closing price of $126.36 on December 30, 2022, the last trading day of the year. Provisions for unvested awards are discussed in further detail under “Treatment of LTI Awards Upon Termination, Change in Control ("CIC") or Retirement.”
•PSUs: If the NEO’s employment terminates as a result of death or disability, a prorated portion of the PSUs then outstanding and eligible to vest will immediately vest at target levels, with such proration based on the number of days in the performance period that have elapsed. Upon a double trigger change in control event, the PSUs then outstanding and eligible to vest will immediately vest based on actual performance through the most recently completed fiscal quarter or at a level as determined by the Committee in its good faith discretion. The amounts reported in the table above for double trigger vesting are based on the Company’s performance as of December 31, 2022.
•RSUs: Upon a double trigger following a change in control or due to the executive’s death or disability, all unvested RSUs will immediately vest.
•Stock options: Upon a double trigger following a change in control or due to the executive’s death or disability, all unvested options will immediately vest and become exercisable. In the table above, amounts reported reflect the “spread,” or difference between the exercise price and closing price as of December 31, 2022.
•Amounts in the table above do not include accrued dividends on eligible outstanding equity awards. Accrued dividends as of December 31, 2022 were approximately: $82,679 for Mr. Nassetta; $23,273 for Mr. Jacobs; $11,932 for Mr. Schuyler; $9,380 for Mr. Silcock; and $10,259 for Ms. Campbell.
(4)Under the Severance Plan, upon a qualifying termination, each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 12 months following the date of termination. In addition, upon a qualifying termination, an NEO who received life insurance coverage prior to the qualifying termination is entitled to receive a cash payment equal to the premiums required to continue such coverage for 12 months following the termination. Amounts reported assume 2022 rates.
(5)Under the Severance Plan, upon a qualifying termination, each NEO is entitled to outplacement services for a period of 12 months following the date of termination. Amounts in the table above assume that the cost to the Company for these outplacement services would be $17,000 for each NEO.
(6)Amounts shown represent accrued but unused vacation days.
(7)The non-equity award dollar amounts reported above for Mr. Silcock were converted to USD as described under “Base Salary.” As required under U.K. law, we are party to an employment agreement with Mr. Silcock. Pursuant to the agreement, Mr. Silcock is entitled to six months’ notice of the termination of his employment. His agreement does not otherwise provide for any severance payments or benefits, and we would expect that any such payments and benefits would be paid pursuant to the Severance Plan in the event his employment is terminated.

Hilton	PROXY STATEMENT	49

PAY RATIO
For the fiscal year ended December 31, 2022, we estimate that the ratio of the annual total compensation of our CEO, which was $23,547,415(1), to the annual total compensation of our median employee, which was $43,702(2), was 539:1.
In order to identify a new median employee for 2022, as required by the SEC rules, we used the methodology described below:
•As of October 1, 2022, the date chosen for identifying the median employee, we collected data for all employees globally and used base pay as our consistently applied compensation measure. For hourly workers, we calculated annual base pay based on a reasonable estimate of hours worked during 2022, and we used salary levels for salaried employees. We annualized pay for all permanent employees who were employed for less than the full fiscal year. Consistent with SEC guidance, we used reasonable estimates to determine the base pay for a small portion of our employee population.
•Once base pay information was gathered for the workforce, we identified employees within a narrow range of the estimated median and then employed statistical sampling to select the median employee from within that range.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC allows companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

(1)For purposes of the pay ratio disclosure, the CEO’s annual total compensation includes the amount reported in the “Total” column of the SCT, plus the CEO’s Company-paid healthcare costs.
(2)The median employee’s annual total compensation includes the median employee’s Company 401(k) match and Company-paid healthcare costs.

50	PROXY STATEMENT	Hilton

PAY VERSUS PERFORMANCE
The following table presents summary information regarding the Compensation Actually Paid ("CAP") to our NEOs, total shareholder returns and financial performance metrics for the fiscal years indicated. This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act and does not necessarily reflect value actually realized or how our Compensation Committee evaluates compensation decisions in light of company or individual performance. For a discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, refer to our CD&A beginning on page 24.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO(1) ($)	Compensation Actually Paid to CEO(1)(2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(1) ($)	Average Compensation Actually Paid to Non-CEO NEOs(1)(2) ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return(3) ($)	Net Income (Loss) ($, in millions)	Adjusted EBITDA(4) ($, in millions)
2022	$23,532,938	$8,350,685	$5,390,298	$3,187,416	$114.61	$67.29	$1,257	$2,599
2021	$23,285,248	$78,651,629	$4,824,360	$12,470,862	$140.95	$88.83	$407	$1,629
2020	$55,870,639	$19,725,498	$8,341,620	$3,734,772	$100.54	$74.12	($720)	$842
(1)The following NEOs are included in each of the covered years: Mr. Nassetta (our CEO), Mr. Jacobs, Mr. Schuyler, Mr. Silcock and Ms. Campbell. For 2020, Mr. Ian R. Carter is also included.
(2)The following table details the adjustments to the SCT totals to determine CAP:

	CEO			Average Non-CEO NEOs
	2022	2021	2020	2022	2021	2020
SCT Total	$23,532,938	$23,285,248	$55,870,639	$5,390,298	$4,824,360	$8,341,620
Less: Grant Date Fair Value of Equity Awards in SCT	($18,274,716)	($18,274,936)	($54,086,978)	($3,301,114)	($2,765,404)	($6,437,157)
Less: Change in Pension Value in SCT	—	—	—	—	($16,805)	($42,345)
Add: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Covered Year(a)(b)	$17,743,975	$33,100,255	$38,254,155	$3,205,183	$5,008,881	$4,453,010
Add: Change in Fair Value of Equity Awards Vested in Covered Year as of Vesting Date (Granted in Prior Fiscal Years)(a)(b)	($7,175,009)	$16,807,844	$12,320,590	($1,005,689)	$2,189,770	$1,453,518
Add: Change in Fair Value of Outstanding and Unvested Equity Awards as of Year End (Granted in Prior Fiscal Years)(a)(b)	($7,476,503)	$23,733,218	$1,008,535	($1,101,262)	$3,230,060	$126,915
Less: Prior Year Fair Value of Equity Awards that Failed to Meet Vesting Conditions During Covered Year(c)	—	—	($33,641,443)	—	—	($4,160,789)
Compensation Actually Paid	$8,350,685	$78,651,629	$19,725,498	$3,187,416	$12,470,862	$3,734,772
(a)For stock options, the fair values were determined using the Black Scholes-Merton option-pricing model using the assumptions as of the respective year-end or vesting dates as included in the table below.

	2022	2021	2020	2019
Valuation Date Stock Price	$126.36 - $142.01	$123.13 - $155.99	$93.33 - $113.23	$110.91
Expected Volatility	33.64% - 35.83%	33.48% - 35.34%	21.97% - 35.62%	23.03% - 24.05%
Dividend Yield	0.41% - 0.46%	0.00%	0.00% - 0.55%	0.60%
Risk-Free Rate	1.69% - 4.04%	0.40% - 1.28%	0.23% - 1.39%	1.63% - 1.69%
Expected Term (in Years)	3.5 - 5.2	3.5 - 5.2	3.5 - 5.2	3.6 - 5.2
Fair Value Per Stock Option	$36.79 - $68.92	$50.33 - $82.28	$25.57 - $56.39	$39.09 - $54.70
Expected volatility is estimated using a blended approach of historical and implied volatility. Dividend yields are based on Hilton's expected quarterly dividend and the three-month average stock price; however, we suspended the declaration and payment of dividends from March 2020 through April 2022. Risk-free rates are based on the yields of U.S. Department of Treasury instruments with similar expected terms. Expected terms are generally estimated based on the midpoint of the remaining time to vest and the contractual terms of the stock options, consistent with the original approach used at grant, and taking into account the circumstances of the grant at the measurement date and other relevant factors under GAAP. The exercise prices of the stock options that were granted, vested or outstanding during the covered years ranged from $58.02 to $150.67.
(b)For PSUs and RSUs, the fair values are based on the closing price of our common stock on the NYSE on the respective year-end or vesting dates, as applicable. For unvested PSUs, fair values were based upon management's best estimate of the projected achievement of our performance metrics as of the respective year-end dates. For vested PSUs, fair values as of the respective vesting dates reflect the valuations described in the "Option Exercises and Stock Vested" tables in our proxy statements for each of the covered years.
(c)Relates to the PSUs granted prior to the modification in 2020.
(3)Reflects the Standard and Poor's 500 Hotels, Resorts & Cruise Lines Index ("S&P Hotels Index").
(4)Adjusted EBITDA is calculated as set forth in "Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. See Annex A for additional information and a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure.

Hilton	PROXY STATEMENT	51

PAY VERSUS PERFORMANCE
The illustrations that follow present the relationships between: (i) CAP and TSR, (ii) CAP and net income, (iii) CAP and Adjusted EBITDA and (iv) TSR and Peer Group TSR, as disclosed in the table above. The changes in CAP to our CEO were primarily driven by our stock price, which declined 19% in 2022 from 2021 and increased 40% in 2021 from 2020, as well as our YOY changes in the projected achievement of our PSUs, which, on average, declined during 2020 and increased during 2021. Further, our PSUs are based on management's best estimate of the projected achievement of our performance metrics at the end of each performance period and therefore may not consistently correlate with the Company's financial performance in the respective covered year.

The tabular list that follows indicates the performance measures that we believe represent the most important measures we use to link CAP to company performance for the most recently completed fiscal year:

Adjusted EBITDA
FCF Per Share
Net Unit Growth
RevPAR Index
Stock Price

52	PROXY STATEMENT	Hilton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the 2022 fiscal year, the members of the Compensation Committee were Ms. Healey, Ms. McHale and Mr. Steenland, none of whom was, during the fiscal year, an officer or employee of the Company and none of whom was formerly an officer of the Company. During 2022, none of our executive officers served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board.

Hilton	PROXY STATEMENT	53

OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 24, 2023 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, voting power and investment power in the shares of our common stock beneficially owned by our directors and executive officers is exercisable solely by the named individual.

Name	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Outstanding
Principal Stockholders
The Vanguard Group(1)	25,803,474	9.7
BlackRock, Inc.(2)	19,828,945	7.5
Directors and Named Executive Officers
Christopher J. Nassetta(3)(4)	4,357,852	1.6
Jonathan D. Gray(5)(6)	736,601	*
Charlene T. Begley(6)	11,134	*
Chris Carr(6)	4,446	*
Melanie L. Healey(6)	10,371	*
Raymond E. Mabus, Jr.(6)	10,868	*
Judith A. McHale(6)	18,815	*
Elizabeth A. Smith(6)	18,815	*
Douglas M. Steenland(6)	24,115	*
Kristin A. Campbell(4)	249,156	*
Kevin J. Jacobs(4)(7)	341,563	*
Matthew W. Schuyler(4)	447,418	*
Christopher W. Silcock(4)	144,763	*
Directors and Executive Officers as a group (14 persons)(8)	6,430,806	2.4
*Represents less than 1%.
(1)As reported in a Schedule 13G/A filed on February 9, 2023. The Vanguard Group has shared voting power over 394,920 shares of our common stock, sole dispositive power over 24,671,509 shares of our common stock and shared dispositive power over 1,131,965 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(2)As reported in a Schedule 13G/A filed on January 31, 2023. BlackRock, Inc. has sole voting power over 17,993,263 shares of our common stock and sole dispositive power over 19,828,945 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(3)Includes 801,716 shares of common stock held by Harwood Road LLC, a limited liability company. A revocable living trust, of which Mr. Nassetta is the trustee and a beneficiary, serves as the managing member of Harwood Road LLC. 99% of the economic interests in the limited liability company are held by a family trust for the benefit of Mr. Nassetta’s children and the remaining 1% is held by the aforementioned living trust.
(4)Includes shares underlying vested options as follows: Mr. Nassetta: 1,072,013; Ms. Campbell: 20,999; Mr. Jacobs: 70,106; Mr. Schuyler: 185,278; and Mr. Silcock: 88,216.
(5)Includes 731,666 shares held directly by The Gray Foundation over which Mr. Gray may be deemed to have investment and voting power. Mr. Gray does not have any economic interest in the shares held by The Gray Foundation.
(6)Includes fully vested DSUs and dividend equivalents that settle on the earlier of a termination for any reason or a change in control as follows: Ms. Begley: 11,134; Mr. Carr: 4,429; Mr. Gray: 4,935; Ms. Healey: 10,371; Mr. Mabus: 10,168; Ms. McHale: 16,649; Ms. Smith: 16,649; and Mr. Steenland: 16,649.
(7)Amounts shown for Mr. Jacobs include 112,261 shares of common stock held by grantor retained annuity trusts for which Mr. Jacobs serves as trustee and 22,736 shares of common stock held by a trust for which Mr. Jacobs' wife serves as trustee.
(8)Includes 1,478,988 shares underlying vested options held by our executive officers and 90,984 fully vested DSUs and dividend equivalents held by our directors.

54	PROXY STATEMENT	Hilton

TRANSACTIONS WITH RELATED PERSONS
Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the NYSE. Our related person transaction policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5% of our common stock) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board or a duly authorized committee of the Board (currently the Audit Committee). No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of the Board. Among the factors to be considered are the related person's interest in the transaction, the approximate dollar value of both the transaction and the related person's interest, whether the transaction is in the ordinary course of business of the Company, whether the terms of the transaction are no less favorable than could have been reached with an unrelated third party, and the purpose and potential benefits of the transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below complies with our policy on transactions with related persons.
INDEMNIFICATION AGREEMENTS
We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
QUESTIONS AND ANSWERS
Why am I being provided with these materials?
We have made our proxy materials available to you on the Internet or, upon your request, delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors of Hilton Worldwide Holdings Inc. of proxies to be voted at our Annual Meeting, and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person.
What am I voting on?
There are three proposals scheduled to be voted on at the Annual Meeting:
•Proposal No. 1: Election of the director nominees listed in this proxy statement.
•Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.
•Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.
Who is entitled to vote?
Stockholders as of the close of business on March 24, 2023 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 265,795,983 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:
•Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and
•Held for you in an account with a broker, bank or other nominee (shares held in “street name”) — Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.
What constitutes a quorum?
The holders of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum. However, as described below under “How

Hilton	PROXY STATEMENT	55

QUESTIONS AND ANSWERS
are votes counted?” if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).
What is a “broker non-vote”?
A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion. Under current NYSE interpretations that govern broker non-votes, Proposal Nos. 1 and 3 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.
How many votes are required to approve each proposal?
Approval of Proposal Nos. 1, 2 and 3 requires the affirmative vote of a majority of the votes cast. While the vote on executive compensation (Proposal No. 3) is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions. There is no cumulative voting in director elections.
Our Corporate Governance Guidelines set forth our procedures if a director nominee is nominated in an uncontested election but receives a majority of “against” votes. In an uncontested election, any nominee for director who receives a greater number of votes “against” their election than votes “for” such election is required to tender their resignation following certification of the stockholder vote. The Nominating & ESG Committee is required to consider all relevant factors and make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation within 90 days after certification of the election results.
How are votes counted?
The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

	Vote Required	Voting Options(1)	Broker Discretionary Voting Allowed	Impact of Abstain Vote(2)
Proposal 1: Election of the director nominees listed in this proxy statement	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST"(3)	“FOR” “AGAINST” “ABSTAIN”	No(4)	None
Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST”	“FOR” “AGAINST” “ABSTAIN”	Yes(5)	None
Proposal 3: Non-binding vote to approve executive compensation	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST”	“FOR” “AGAINST” “ABSTAIN”	No(4)	None
(1)If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and on the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
(2)Abstentions are not considered votes cast and therefore will not affect the outcome of these proposals.
(3)In an uncontested election of directors at which a quorum is present, any nominee who receives a greater number of votes cast “FOR” their election than votes cast “AGAINST” their election will be elected to the Board of Directors. An incumbent nominee who does not receive a majority of votes cast is expected to tender their resignation. The Nominating & ESG Committee would then consider and recommend to the Board whether to accept or reject the resignation.
(4)Broker non-votes with respect to this proposal are not counted as votes cast and will, therefore, not affect the outcome of this proposal.
(5)As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
Who will count the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•“FOR” each of the director nominees to the Board set forth in this proxy statement.
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.
•“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

56	PROXY STATEMENT	Hilton

QUESTIONS AND ANSWERS
How do I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:
•By Internet – If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by Internet.
•By Telephone – If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by telephone.
•By Mail – You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.
If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
Internet and telephone voting facilities will close at 11:59 p.m., Eastern time, on May 17, 2023, for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards with respect to shares held of record must be received no later than May 17, 2023.
How do I vote my shares in person at the Annual Meeting?
First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice of Internet Availability or proof of ownership as of the Record Date. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.
When and where will the meeting be held?
Our Annual Meeting will be held on Thursday, May 18, 2023, at 9:00 a.m., Eastern time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, VA 22102. To obtain directions to the meeting, please contact Investor Relations at 703-883-5476 or ir@hilton.com.
What does it mean if I receive more than one Notice of Internet Availability on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice of Internet Availability you receive.
May I change my vote or revoke my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
•sending a written statement to that effect to our Secretary, provided such statement is received no later than May 17, 2023;
•voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on May 17, 2023;
•submitting a properly signed proxy card with a later date that is received no later than May 17, 2023; or
•attending the Annual Meeting, revoking your proxy and voting in person.
If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee.
Do I need a ticket to be admitted to the Annual Meeting?
You will need your proof of identification along with either your Notice of Internet Availability or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Hilton Worldwide Holdings Inc. stock, such as a bank or brokerage account statement.
Do I also need to present identification to be admitted to the Annual Meeting?
Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Hilton	PROXY STATEMENT	57

QUESTIONS AND ANSWERS
Could other matters be decided at the Annual Meeting?
As of the date this proxy statement went to print, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.
If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
Can I receive future proxy materials via electronic delivery?
Yes, if you would like to support sustainable practices and reduce our costs in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions at www.proxyvote.com to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may withdraw this consent at any time and resume receiving proxy materials in printed form.
STOCKHOLDER PROPOSALS
FOR THE 2024 ANNUAL MEETING
STOCKHOLDER PROPOSALS FOR INCLUSION IN 2024 PROXY STATEMENT (OTHER THAN DIRECTOR NOMINATIONS)
To be eligible for inclusion in the proxy statement for our 2024 Annual Meeting of Stockholders, under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act), a proposal must be received by our Secretary on or before December 8, 2023. The proposal should be mailed by certified mail return receipt requested to our Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
STOCKHOLDER DIRECTOR NOMINATIONS FOR INCLUSION IN 2024 PROXY STATEMENT
Written notice of stockholder nominations to our Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Article I, Section 12 of our by-laws must be delivered to our Secretary no earlier than 150 nor later than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible stockholder who wishes to have a nomination considered at the 2024 Annual Meeting and included in our proxy statement must deliver a written notice (containing the information specified in our by-laws) to our Secretary on or after December 20, 2023, but not later than January 19, 2024. In the event that the date of the Annual Meeting of Stockholders to be held in 2024 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 150 days prior to the Annual Meeting of Stockholders to be held in 2024 and not later than the 120th day prior to such Annual Meeting of Stockholders to be held in 2024 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made.
STOCKHOLDER DIRECTOR NOMINATIONS AND OTHER STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2024 ANNUAL MEETING NOT INCLUDED IN 2024 PROXY STATEMENT
To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2024 that will not be included in the proxy statement, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice must be delivered to the Secretary not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2024 Annual Meeting, such a proposal must be received on or after January 19, 2024, but not later than February 18, 2024. In the event that the date of the Annual Meeting of Stockholders to be held in 2024 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2024 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2024 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. In addition, stockholders who intend to solicit proxies in reliance on the SEC's universal proxy rule for director nominees submitted under the advance notice requirements of our by-laws must comply with the additional requirements of Rule 14a-19, including delivery of a written notice that sets forth all information required by Rule 14a-19(b) under the Exchange Act. The proxy solicited by the Board for the 2024 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals that are considered untimely.

58	PROXY STATEMENT	Hilton

FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements include, but are not limited to, statements made in the section of this proxy statement entitled “Executive Compensation.” In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the hospitality industry, macroeconomic factors beyond Hilton's control, such as inflation, changes in interest rates and challenges due to labor shortages and supply chain disruptions, risks related to the impact of the pandemic, including as a result of new strains or variants of the virus and uncertainty of the acceptance and continued effectiveness of the COVID-19 vaccines, competition for hotel guests and management and franchise contracts, risks related to doing business with third-party hotel owners, performance of Hilton's information technology systems, growth of reservation channels outside of Hilton's system, risks of doing business outside of the U.S., risks associated with the Russian invasion of Ukraine, and Hilton's indebtedness. Additional factors that could cause Hilton’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Part I—Item 1A. Risk Factors” of Hilton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 9, 2023, as such factors may be updated from time to time in Hilton’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this proxy statement and in Hilton’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
DELINQUENT SECTION 16(a) REPORTS
We are not aware of any late or delinquent filings under Section 16(a) of the Securities Exchange Act of 1934, except for an inadvertently omitted holding item on the Form 3 for Mr. Carr filed in August 2020.
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this proxy statement and the Annual Report by contacting the Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102, or at (703) 883-1000.
OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors,
Kristin A. Campbell
Executive Vice President, General Counsel and Secretary

Hilton	PROXY STATEMENT	59

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.ir.hilton.com) and click on “Financial Reporting” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2022, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Office of the Corporate Secretary
Hilton Worldwide Holdings Inc.
7930 Jones Branch Drive
Suite 1100
McLean, Virginia 22102
INCORPORATION BY REFERENCE
In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the section entitled "Compensation Committee Report" and those portions of the information included under the section entitled "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed to be "soliciting material" nor be "filed" with the SEC or, in addition to the information included under the section entitled "Pay Versus Performance", be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent we specifically incorporate these items by reference. Web links throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

60	PROXY STATEMENT	Hilton

ANNEX A –
NON-GAAP MEASURES
This proxy statement refers to certain financial measures that are not recognized under GAAP, including Adjusted EBITDA and diluted earnings per share ("EPS"), adjusted for special items, referred to herein as adjusted diluted EPS. Reconciliations of: (i) net income to EBITDA and Adjusted EBITDA and (ii) net income attributable to Hilton stockholders and diluted EPS to net income, adjusted for special items, and diluted EPS, adjusted for special items, respectively, appear on the next page.
EBITDA, ADJUSTED EBITDA, NET INCOME AND ADJUSTED EBITDA MARGIN
EBITDA, presented herein, reflects net income (loss), excluding interest expense, a provision for income tax benefit (expense) and depreciation and amortization expenses. Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including gains, losses, revenues and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings and retirements; (iv) furniture, fixtures and equipment ("FF&E") replacement reserves required under certain lease agreements; (v) share-based compensation; (vi) reorganization, severance, relocation and other expenses; (vii) non-cash impairment; (viii) amortization of contract acquisition costs; (ix) the net effect of reimbursable costs included in other revenues and other expenses from managed and franchised properties; and (x) other items.
Net income margin represents net income as a percentage of total revenues. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues, adjusted to exclude the amortization of contract acquisition costs and other revenues from managed and franchised properties.
The Company believes that EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors about the Company's financial condition and results of operations for the following reasons: (i) these measures are among the measures used by the Company’s management team to evaluate its operating performance and make day-to-day operating decisions and (ii) these measures are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry. Additionally, these measures exclude certain items that can vary widely across different industries and among competitors within the Company’s industry. For instance, interest expense and income taxes are dependent on company specifics, including, among other things, capital structure and operating jurisdictions, respectively, and, therefore could vary significantly across companies. Depreciation and amortization expenses, as well as amortization of contract acquisition costs, are dependent upon company policies, including the method of acquiring and depreciating assets and the useful lives that are assigned to those depreciating or amortizing assets for accounting purposes. For Adjusted EBITDA, the Company also excludes items such as: (i) FF&E replacement reserves for leased hotels to be consistent with the treatment of capital expenditures for property and equipment, where depreciation of such capitalized assets is reported within depreciation and amortization expenses; (ii) share-based compensation, as this could vary widely among companies due to the different plans in place and the usage of them; (iii) the net effect of the Company’s cost reimbursement revenues and reimbursed expenses, as the Company contractually does not operate the related programs to generate a profit over the terms of the respective contracts; and (iv) other items, such as amounts related to debt restructurings and debt retirements and reorganization and related severance costs, that are not core to the Company’s operations and are not reflective of the Company’s operating performance.
EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under GAAP and should not be considered as alternatives, either in isolation or as a substitute, for net income (loss) or other measures of financial performance or liquidity, including cash flows, derived in accordance with GAAP. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, may not be comparable to similarly titled measures of other companies and should not be considered as other methods of analyzing the Company's results as reported under GAAP.
NET INCOME, ADJUSTED FOR SPECIAL ITEMS, AND DILUTED EPS, ADJUSTED FOR SPECIAL ITEMS
Net income (loss), adjusted for special items, and diluted EPS, adjusted for special items, are not recognized terms under GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. In addition, the Company's definition of net income (loss), adjusted for special items, and diluted EPS, adjusted for special items, may not be comparable to similarly titled measures of other companies.
Net income (loss), adjusted for special items, and diluted EPS, adjusted for special items, are included to assist investors in performing meaningful comparisons of past, present and future operating results and as a means of highlighting the results of the Company's ongoing operations.

Hilton	PROXY STATEMENT	A-1

ANNEX A – NON-GAAP MEASURES
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
The table below provides a reconciliation of net income to EBITDA and Adjusted EBITDA:

Year Ended December 31, 2022
(unaudited, in millions)
Net income	$1,257
Interest expense	415
Income tax expense	477
Depreciation and amortization expenses	162
EBITDA	2,311
Gain on foreign currency transactions	(5)
FF&E replacement reserves	54
Share-based compensation expense	162
Amortization of contract acquisition costs	38
Net other expenses from managed and franchised properties	39
Other adjustment items(1)	—
Adjusted EBITDA	$2,599
(1)Amount was less than $1 million and includes net losses (gains) related to certain of Hilton's investments in unconsolidated affiliates.
ADJUSTED EBITDA MARGIN
The table below provides a reconciliation of Adjusted EBITDA margin:

Year Ended December 31, 2022
(unaudited, in millions)
Total revenues, as reported	$8,773
Add: amortization of contract acquisition costs	38
Less: other revenues from managed and franchised properties	(5,037)
Total revenues, as adjusted	$3,774

Net income	$1,257
Net income margin	14.3%

Adjusted EBITDA	$2,599
Adjusted EBITDA margin	68.9%

A-2	PROXY STATEMENT	Hilton

ANNEX A – NON-GAAP MEASURES
NET INCOME AND DILUTED EPS, ADJUSTED FOR SPECIAL ITEMS
The table below provides a reconciliation of net income attributable to Hilton stockholders and diluted EPS, as reported, to net income and diluted EPS, adjusted for special items:

Year Ended December 31, 2022
(unaudited and in millions, except per share data)
Net income attributable to Hilton stockholders, as reported	$1,255
Diluted EPS(1), as reported	$4.53
Special items:
Net other expenses from managed and franchised properties	$39
Purchase accounting amortization(2)	45
FF&E replacement reserves	54
Other adjustments(3)	(4)
Total special items before taxes	134
Income tax expense on special items	(32)
Total special items after taxes	$102

Net income, adjusted for special items	$1,357
Diluted EPS(1), adjusted for special items	$4.89
(1)Calculated using 277 million weighted average shares outstanding for the year ended December 31, 2022.
(2)Represents the amortization of finite-lived intangible assets that were recorded at fair value in 2007 when the Company became a wholly owned subsidiary of affiliates of Blackstone Inc. The majority of the related assets that were remaining as of December 31, 2022 will be fully amortized during 2023.
(3)Amount includes net losses (gains) related to certain of Hilton's investments in unconsolidated affiliates.

Hilton	PROXY STATEMENT	A-3

7930 Jones Branch Drive
McLean, Virginia 22102
www.ir.hilton.com

HILTON WORLDWIDE HOLDINGS INC. 7930 JONES BRANCH DRIVE SUITE 1100 MCLEAN, VA 22102
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VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D76930-P66691                  KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HILTON WORLDWIDE HOLDINGS INC.

The Board of Directors recommends you vote FOR the election of the following nine director nominees:

1. Election of Directors		For	Against	Abstain
Nominees:					The Board of Directors recommends you vote FOR proposals 2 and 3.
1a. Christopher J. Nassetta		☐	☐	☐		For	Against	Abstain
1b. Jonathan D. Gray		☐	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023.	☐	☐	☐
1c. Charlene T. Begley		☐	☐	☐
1d. Chris Carr		☐	☐	☐	3. Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.
1e. Melanie L. Healey		☐	☐	☐		☐	☐	☐
1f. Raymond E. Mabus, Jr.		☐	☐	☐
1g. Judith A. McHale		☐	☐	☐	NOTE: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
1h. Elizabeth A. Smith		☐	☐	☐
1i. Douglas M. Steenland		☐	☐	☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 18, 2023:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D76931-P66691

HILTON WORLDWIDE HOLDINGS INC.
Annual Meeting of Stockholders
May 18, 2023 9:00 A.M. Eastern Time
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Christopher J. Nassetta, Kevin J. Jacobs and Owen L. Wilcox, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hilton Worldwide Holdings Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 18, 2023 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.
THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NINE NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side